EXHIBIT 10.23

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 22, 2004

among

ALEXANDRIA REAL ESTATE EQUITIES, INC.,
ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
ARE-QRS CORP.,
ARE ACQUISITIONS, LLC,
and
The Other Subsidiaries Party Hereto
as the Borrowers,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

CITICORP NORTH AMERICA, INC.
and
COMMERZBANK AG NEW YORK AND GRAND CAYMAN BRANCHES,
as Co-Syndication Agents

SOCIETE GENERALE
and
EUROHYPO AG, NEW YORK BRANCH,
as Co-Documentation Agents

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC

and

CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page
ARTICLE I.	DEFINITIONS AND ACCOUNTING TERMS	2
1.01	Defined Terms	2
1.02	Other Interpretive Provisions	34
1.03	Accounting Terms	35
1.04	Rounding	35
1.05	Times of Day	35
1.06	Letter of Credit Amounts	35
ARTICLE II.	THE COMMITMENTS AND CREDIT EXTENSIONS	36
2.01	Committed Loans	36
2.02	Borrowings, Conversions and Continuations of Committed Loans	36
2.03	Letters of Credit	38
2.04	Swing Line Loans	47
2.05	Prepayments	50
2.06	Termination or Reduction of Revolving Commitments	51
2.07	Repayment of Loans	51
2.08	Interest	52
2.09	Fees	52
2.10	Computation of Interest and Fees	53
2.11	Evidence of Debt	54
2.12	Payments Generally; Administrative Agent's Clawback	54
2.13	Sharing of Payments by Lenders	56
2.14	Extension of Revolving Commitment Termination Date	57
2.15	Increase in Commitments	57
2.16	Unencumbered Asset Pool	59
ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY	59
3.01	Taxes	59
3.02	Illegality	61
3.03	Inability to Determine Rates	62
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	62
3.05	Compensation for Losses	64
3.06	Mitigation Obligations; Replacement of Lenders	64
3.07	Survival	65
ARTICLE IV.	CONDITIONS PRECEDENT TO THE AMENDMENT AND RESTATEMENT OF THE EXISTING CREDIT AGREEMENTS AND FURTHER CREDIT EXTENSIONS	65
4.01	Conditions of Effectiveness of this Agreement	65
4.02	Conditions to all Credit Extensions	67
ARTICLE V.	REPRESENTATIONS AND WARRANTIES	68
5.01	Existence, Qualification and Power; Compliance with Laws	68
5.02	Authorization; No Contravention	68
5.03	Governmental Authorization; Other Consents	68
5.04	Binding Effect	69
5.05	Financial Statements; No Material Adverse Effect	69
5.06	Litigation	69
5.07	No Default	69
5.08	Ownership of Property; Liens	70
5.09	Environmental Compliance	70
5.10	Insurance	70
5.11	Taxes	70
5.12	ERISA Compliance	70
5.13	Subsidiaries; Equity Interests	71
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act; REIT and Tax Status; Stock Exchange Listing	71
5.15	Disclosure	72
5.16	Compliance with Laws	72
5.17	Intellectual Property; Licenses, Etc.	72
5.18	Initial Pool Properties	72
5.19	Property	73
5.20	Brokers	73
5.21	Other Debt	73
5.22	Solvency	73
5.23	No Fraudulent Intent	74
5.24	Transaction in Best Interests of Borrowers; Consideration	74
5.25	No Bankruptcy Filing	74
5.26	Tax Shelter Representation	74
ARTICLE VI.	AFFIRMATIVE COVENANTS	74
6.01	Financial Statements	75
6.02	Certificates; Other Information	75
6.03	Compliance Certificates	78
6.04	Payment of Obligations	78
6.05	Preservation of Existence, Etc.	79
6.06	Maintenance of Properties	79
6.07	Maintenance of Insurance	79
6.08	Compliance with Laws	79
6.09	Books and Records	79
6.10	Inspection Rights	79
6.11	Use of Proceeds	80
6.12	Distributions of Income to the Borrowers	80
6.13	Unencumbered Asset Pool	80
6.14	Revenue-Producing Property	81
6.15	Additional Borrowers	81
ARTICLE VII.	NEGATIVE COVENANTS	81
7.01	Liens	82
7.02	Investments	83
7.03	Omitted	84
7.04	Fundamental Changes	84
7.05	Omitted	85
7.06	Restricted Payments	85
7.07	Change in Nature of Business	85
7.08	Transactions with Affiliates	85
7.09	Burdensome Agreements	85
7.10	Use of Proceeds	86
7.11	Financial Covenants	86
ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	86
8.01	Events of Default	86
8.02	Remedies Upon Event of Default	88
8.03	Application of Funds	89
ARTICLE IX.	ADMINISTRATIVE AGENT	90
9.01	Appointment and Authority	90
9.02	Rights as a Lender	90
9.03	Exculpatory Provisions	91
9.04	Reliance by Administrative Agent.	91
9.05	Delegation of Duties	92
9.06	Successor Administrative Agent	92
9.07	Non-Reliance on Administrative Agent and Other Lenders	93
9.08	No Other Duties, Etc	93
9.09	Administrative Agent May File Proofs of Claim	93
9.10	Collateral and Guaranty Matters	94
9.11	No Obligations of Borrowers	95
ARTICLE X.	MISCELLANEOUS	95
10.01	Amendments, Etc.	95
10.02	Notices; Effectiveness; Electronic Communication	97
10.03	No Waiver; Cumulative Remedies	98
10.04	Expenses; Indemnity; Damage Waiver	98
10.05	Payments Set Aside	100
10.06	Successors and Assigns	101
10.07	Treatment of Certain Information; Confidentiality	105
10.08	Right of Setoff	107
10.09	Interest Rate Limitation	108
10.10	Counterparts; Integration; Effectiveness	108
10.11	Survival of Representations and Warranties	108
10.12	Severability	109
10.13	Replacement of Lenders	109
10.14	Governing Law; Jurisdiction; Etc.	110
10.15	Waiver of Jury Trial	110
10.16	USA PATRIOT Act Notice	111
10.17	Time of the Essence	111
10.18	Borrowers' Obligations	111
10.19	ENTIRE AGREEMENT	115
10.20	Hazardous Material Indemnity	115
10.21	Release of Borrowers	116

SCHEDULES

1.01A Initial Pool Properties

2.01A Revolving Commitments and Applicable Percentages

5.06 Litigation

5.09 Environmental Matters

5.13 Subsidiaries

5.19 Real Property owned by Parent

5.21 Secured and Recourse Debt

10.02 Administrative Agent's Office; Certain Addresses for Notices

10.06 Processing and Recording Fees

EXHIBITS

Form of

A Committed Loan Notice

B Swing Line Loan Notice

C-1 Revolving Note

C-2 Term Note

D Compliance Certificate

E Assignment and Assumption

F Reserved

G Opinion Matters

H Reserved

I Joinder Agreement

J Reserved

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of December 22, 2004, among Alexandria Real Estate Equities, Inc., a Maryland corporation ("Parent"), Alexandria Real Estate Equities, L.P., a Delaware limited partnership ("Operating Partnership"), ARE- QRS Corp., a Maryland corporation ("QRS"), ARE Acquisitions, LLC, a Delaware limited liability company ("ARE"), the other borrowers set forth on the signature pages of this Agreement, each other Wholly-Owned Subsidiary of Parent which becomes a party to this Agreement as a borrower (collectively, together with Parent, Operating Partnership, QRS and ARE, the "Borrowers"); each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"); Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; Citicorp North America, Inc. and Commerzbank AG New York and Grand Cayman Branches, as Co-Syndication Agents; Societe Generale and Eurohypo AG, New York Branch, as Co-Documentation Agents; and Banc of America Securities LLC, and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners, with reference to the following Recitals:

RECITALS

WHEREAS, the Borrowers, Fleet National Bank, as the administrative agent thereunder, and the financial institutions identified on the signature pages thereto (the "Existing Revolving Lenders") are parties to that certain Fourth Amended and Restated Revolving Loan Agreement, dated as of November 3, 2003 (as amended, the "Existing Revolving Loan Agreement"), pursuant to which the Existing Revolving Lenders agreed to provide the Borrowers with a revolving credit facility;

WHEREAS, the Borrowers, Fleet National Bank, as the administrative agent thereunder, and the financial institutions identified on the signature pages thereto (collectively, the "Existing Term Lenders") are parties to that certain Term Loan Credit Agreement, dated as of November 3, 2003 (as amended, the "Existing Term Loan Credit Agreement" and together with the Existing Revolving Loan Agreement, the "Existing Credit Agreements"), pursuant to which the Existing Term Lenders agreed to provide the Borrowers with a term credit facility; and

WHEREAS, the Borrowers have requested that the parties amend and restate and combine the Existing Credit Agreements so that, among other things, the Lenders can provide a single revolving and term credit facility and modify certain of the terms thereof from the terms set forth in the Existing Credit Agreements and install Bank of America, N.A. as Administrative Agent, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreements are hereby amended and restated in their entirety as follows:

  ARTICLE 1

  DEFINITIONS AND ACCOUNTING TERMS

  1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

  "Adjusted EBITDA" means for any period of determination and without duplication, an amount equal to the sum of (a) EBITDA of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, minus (b) the Capital Improvement Reserve for the Real Property of Parent and its Subsidiaries.

  "Adjusted NOI" means for any period and with respect to a Revenue-Producing Property, an amount equal to the sum of (a) NOI of that Revenue-Producing Property, minus (b) the Capital Improvement Reserve for such Revenue-Producing Property.

  "Adjusted Tangible Assets" means, as of any date of determination, without duplication, the sum of (a) Total Assets of Parent and its Subsidiaries as of that date, minus (b) Intangible Assets of Parent and its Subsidiaries as of that date, minus (c) any Minority Interest's share of Total Assets as of that date.

  "Adjusted Tangible Net Worth" means, as of any date of determination, without duplication, the sum of (a) Adjusted Tangible Assets of Parent and its Subsidiaries as of that date, minus (b) Total Liabilities of Parent and its Subsidiaries as of that date.

  "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

  "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

  "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

  "Aggregate Commitments" means the Commitments of all the Lenders.

  "Aggregate Revolving Commitments" means all Commitments of the Revolving Lenders.

  "Agreement" means this Amended and Restated Credit Agreement, as it may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time.

  "Applicable Percentage" means with respect to any Lender at any time, the following percentages (carried out to the ninth decimal place), as of the date of determination:

  (a) with respect to a Lender's obligation to make Revolving Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (x) such Lender's Revolving Commitment, by (y) the aggregate Revolving Commitments of all Lenders, and (ii) from and after the time that all Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (x) the aggregate outstanding principal amount of such Lender's Revolving Loans by (y) the aggregate outstanding principal amount of all Revolving Loans;

  (b) with respect to a Lender's obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (x) such Lender's Revolving Commitment, by (y) the aggregate Revolving Commitments of all Lenders, and (ii) from and after the time that the Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (x) the aggregate outstanding principal amount of such Lender's Revolving Loans by (y) the aggregate outstanding principal amount of all Revolving Loans;

  (c) with respect to a Lender's obligation to make a Term Loan and receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (x) such Lender's Term Loan Commitment, by (y) the aggregate amount of all Lenders' Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (x) the aggregate outstanding amount of such Lender's Term Loans by (y) the Term Loan Amount;

  (d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 10.04), the percentage obtained by dividing (i) such Lender's Revolving Commitment, plus such Lender's portion of the Term Loan Amount, by (ii) the aggregate amount of Revolving Commitments of all Lenders, plus the Term Loan Amount; provided, however, that in the event the Revolving Commitments have been terminated or reduced to zero, the Applicable Percentage under this clause (d) shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender's Revolving Loans, plus such Lender's ratable portion of the outstanding Letters of Credit, plus such Lender's portion of the Term Loan Amount by (B) the principal amount of all outstanding Revolving Loans, plus the aggregate amount of outstanding Letters of Credit, plus the Term Loan Amount; and

  (e) the initial Applicable Percentage of each Revolving Lender is set forth opposite the name of such Lender on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, and the initial Applicable Percentage of each Term Lender is set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in the records of the Administrative Agent, as applicable.

  "Applicable Rate" means, from time to time, the following percentages per annum, initially based upon the Debt Rating and Leverage Ratio as set forth in the certificate received by Administrative Agent pursuant to Section 4.01(a)(vii):

Pricing Level	Debt Rating	Leverage Ratio	Eurodollar Rate +	Base Rate +	Facility Fee	Unused Fee
1	≥ BBB+/Baa1	N/A	0.65%	0%	0.20%	0%
2	BBB/Baa2	N/A	0.75%	0%	0.20%	0%
3	BBB-/Baa3	N/A	0.90%	0%	0.20%	0%
4	unrated or <BBB-/ Baa3	<40%	1.15%	0.20%	0%	0.20%
5	unrated or <BBB-/ Baa3	≥40% and <50%	1.30%	0.20%	0%	0.20%
6	unrated or <BBB-/ Baa3	≥50%	1.50%	0.20%	0%	0.20%

  For any applicable period, the Applicable Rate shall be the rate set forth opposite the Debt Rating of the Parent for such period; provided, however, that if in any period the Parent does not have a Debt Rating of BBB- /Baa3 or better, then the Applicable Rate shall be the rate set forth opposite the Leverage Ratio in effect from time to time.

  Initially, the Applicable Rate shall be determined based upon the Debt Rating and/or Leverage Ratio specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by any Borrower to the Administrative Agent of notice thereof pursuant to Section 6.02(i) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

  Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date the Compliance Certificate is delivered pursuant to Section 4.01(a)(vii) and/or the Compliance Certificate delivered pursuant to Section 6.03; provided, however, that if a Compliance Certificate is not delivered in accordance with such Section, then the Applicable Rate for Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to be delivered, until the Business Day such Compliance Certificate is delivered.

  "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

  "Arrangers" mean Banc of America Securities LLC and Citigroup Global Markets Inc., in their capacity as joint lead arrangers and joint book runners.

  "Asset Value" means, as of any date of determination and without double counting any item, the sum of the following:

  (a) with respect to any improved Real Property (other than Real Property constituting Development Investments) owned by a Person for a full four consecutive fiscal quarter period or longer, an amount equal to (i) the Adjusted NOI of such Person from such Real Property for the prior four full consecutive fiscal quarters divided by (ii) the Capitalization Rate;

  (b) with respect to any Real Property owned by a Person for less than four full consecutive fiscal quarters, an amount equal to (i) the Adjusted NOI of such Real Property for the period which a Person has owned and operated such Real Property, adjusted by the Borrowers to an annual Adjusted NOI in a manner reasonably acceptable to the Administrative Agent, divided by (ii) the Capitalization Rate; and

  (c) with respect to improved Real Property owned by a Person that is not a Development Investment but which is being renovated by a Person or with respect to which a partial or total renovation was recently completed by a Person, an amount as determined at the sole election of the Administrative Agent based on (i) the annualized Adjusted NOI with respect to such Real Property, annualized based on bona fide, arms length signed tenant leases which are in full force and effect requiring current rental payments, and divided by the Capitalization Rate, or (ii) on the cost basis of the Real Property determined in accordance with GAAP.

  "Assignee Group" means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

  "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

  "Attributable Indebtedness" means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

  "Audited Financial Statements" means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2003, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

  "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Revolving Commitment Termination Date, (b) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

  "Bank of America" means Bank of America, N.A. and its successors.

  "BAS" means Banc of America Securities LLC and its successors.

  "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

  "Base Rate Loan" means a Committed Loan that bears interest based on the Base Rate.

  "Borrower Materials" has the meaning set forth in Section 6.02.

  "Borrowers" has the meaning specified in the introductory paragraph hereto. Any reference to Borrowers herein shall be deemed to refer to each Person constituting Borrowers, and the responsibilities, obligations and covenants of each such Person under this Agreement and the other Loan Documents shall be joint and several, unless expressly stated otherwise herein or the context otherwise requires; provided, however, that the obligations of Borrowers with respect to the delivery of reports, financial statements, certifications and requests for Borrowings may be performed and executed by Parent, the Operating Partnership, QRS and ARE with the effect of binding all Borrowers.

  "Borrowing" means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

  "Borrowing Base" means, as of any date of determination and without duplication, an amount equal to the lesser of (a) the amount which, when added to the total outstanding principal amount of all unsecured Indebtedness of the Parent and its Subsidiaries (including the Outstanding Amount of the Loans), would not exceed 57.5% of the aggregate Asset Value of the Unencumbered Asset Pool as of such date, and (b) the amount which, when added to the total outstanding principal amount of all unsecured Indebtedness of the Parent and its Subsidiaries (including the Outstanding Amount of the Loans), would not cause the Interest Coverage Ratio to be less than 2.00:1.00.

  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of the United States where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London Interbank Eurodollar market.

  "Capital Improvement Reserve" means with respect to any Real Property now or hereafter owned by the Borrowers or their Subsidiaries, an amount equal to thirty cents ($.30) multiplied by the Net Rentable Area of the Real Property.

  "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

  "Capitalization Rate" means 9.00%.

  "Cash" means money, currency or a credit balance in any demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

  "Cash Collateral" has the meaning specified in Section 2.03(g).

  "Cash Collateralize" has the meaning specified in Section 2.03(g).

  "Cash Equivalents" means:

    securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than one year from the date of acquisition;

    certificates of deposit, time deposits, demand deposits, eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a term of not more than one year, issued by Administrative Agent or any Lender, or by any U.S. commercial bank (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having combined capital and surplus of not less than $100,000,000 whose short-term securities are rated (at the time of acquisition thereof) at least A- 1 by S&P and P-1 by Moody's;

    demand deposits on deposit in accounts maintained at commercial banks having membership in the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and

    commercial paper of an issuer rated (at the time of acquisition thereof) at least A-2 by S&P or P-2 by Moody's and in either case having a term of not more than one year; and

    money market mutual or similar funds that invest primarily in assets satisfying the requirements of clauses (a) through (d) of this definition.

  "Cash Interest Expense" means Interest Expense of a Person that is paid or currently payable in Cash.

  "Change in Control" means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d 3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 40% or more of the outstanding Common Stock, (b) Parent consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Parent, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 40% or more of Common Stock or that the Persons who were the holders of Common Stock immediately prior to the transaction hold less than 60% of the common stock of the surviving corporation after the transaction, (c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office, or (d) a "change in control" as defined in any document governing Indebtedness or Preferred Equity of Parent in excess of $25,000,000 which gives the holders of such Indebtedness or Preferred Equity the right to accelerate or otherwise require payment of such Indebtedness or Preferred Equity prior to the maturity date thereof.

  "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

  "Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

  "Co-Documentation Agents" means Societe Generale and Eurohypo AG, New York Branch, in their capacity as co-documentation agents.

  "Co-Syndication Agents" means Citicorp North America, Inc. and Commerzbank AG New York and Grand Cayman Branches, in their capacity as co-syndication agents.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Commitment" means any Term Loan Commitment or any Revolving Commitment, as applicable.

  "Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

  "Committed Loan" means a Revolving Loan or a Term Loan.

  "Committed Loan Notice" means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

  "Common Stock" means the common stock of Parent.

  "Compliance Certificate" means a certificate substantially in the form of Exhibit D.

  "Confidential Information" means (a) all of the terms, covenants, conditions or agreements set forth in any letters of intent or in this Agreement or any amendments hereto and any related agreements of whatever nature, (b) the information and reports provided in compliance with Article VI of this Agreement, (c) any and all information provided, disclosed or otherwise made available to the Administrative Agent and the Lenders including, without limitation, any and all plans, maps, studies (including market studies), reports or other data, operating expense information, as-built plans, specifications, site plans, drawings, notes, analyses, compilations, or other documents or materials relating to the properties or their condition or use, whether prepared by Borrowers or others, which use, or reflect, or that are based on, derived from, or are in any way related to the foregoing, and (d) any and all other information of Borrowers that the Administrative Agent or any Lender may have access to including, without limitation, ideas, samples, media, techniques, sketches, specifications, designs, plans, forecasts, financial information, technical information, drawings, works of authorship, models, inventions, know- how, processes, apparatuses, equipment, algorithms, financial models and databases, software programs, software source documents, manuals, documents, properties, names of tenants or potential tenants, vendors, suppliers, distributors and consultants, and formulae related to the current, future, and proposed products and services of Borrowers or tenants or potential tenants (including, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, clients, business and contractual relationships, business forecasts, and sales and marketing plans). Confidential Information may be disclosed or accessible to the Administrative Agent and the Lenders as embodied within tangible material (such as documents, drawings, pictures, graphics, software, hardware, graphs, charts, or disks), orally, or visually.

  "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

  "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

  "Controlled Entity" means a Person (a) that is a Subsidiary of Parent, (b) that is a general partnership or a limited partnership in which a Wholly Owned Subsidiary is the sole managing general partner and such managing general partner has the sole power to (i) sell all or substantially all of the assets of such Person, (ii) incur Indebtedness in the name of such Person, (iii) grant a Lien on all or any portion of the assets of such Person and (iv) otherwise generally manage the business and assets of such Person or (c) that is a limited liability company for which a Wholly Owned Subsidiary is the sole manager and such manager has the sole power to do the acts described in subclauses (i) through (iv) of clause (b) above.

  "Credit Extension" means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

  "Debt Offering" means the issuance and sale by any Borrower of any debt securities of such Borrower.

  "Debt Rating" means, as of any date of determination, the higher of the credit ratings then assigned to Parent's long-term senior unsecured debt by either of the Rating Agencies. For purposes of the foregoing, a credit rating of BBB- from S&P is equivalent to a credit rating of Baa3 from Moody's and vice versa. A credit rating of BBB from S&P is equivalent to a credit rating of Baa2 from Moody's and vice versa. It is the intention of the parties that if Parent shall only obtain a Debt Rating from one of the Rating Agencies without seeking a credit rating from the other of the Rating Agencies, the Borrowers shall be entitled to the benefit of the Pricing Level for such credit rating. If Parent obtains a Debt Rating from both of the Rating Agencies, the higher of the two ratings shall control, provided that the lower rating is only one level below that of the higher rating. If the lower rating is more than one level below that of the higher Debt Rating, the lower Debt Rating shall control. If Parent obtains a Debt Rating from both of the Rating Agencies and thereafter loses such rating from one of the Rating Agencies, the Parent shall be deemed to not have a Debt Rating. At any time, if either of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrowers and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Debt Rating of the other of the Rating Agencies, if one has been provided, shall continue to apply.

  "Debt Service" means for any period with respect to a Person's Indebtedness, the sum of all Interest Charges and mandatory principal payments or regularly scheduled principal payments due and payable during such period, excluding any balloon payments due upon maturity of the Indebtedness, refinancing of the Indebtedness or repayments thereof in connection with asset sales. Debt Service shall include the portion of rent payable by a Person during such period under Capital Lease Obligations that should be treated as principal in accordance with GAAP. For purposes of this definition, mandatory principal payments do not include repayments of principal required as a result of application of casualty or condemnation proceeds or out of the proceeds of equity issuances or similar events or equity or debt sweeps.

  "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

  "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

  "Default Rate" means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Revolving Rate plus 2% per annum.

  "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day after the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day after the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

  "Development Investments" means, as of any date of determination, direct or indirect investments in Real Property which, as of such date, is the subject of ground-up development, new construction, substantial renovation or expansion of improvements to Real Property for its own account of properties to be used principally for office, office/laboratory, research or manufacturing/warehouse purposes; provided, that such Real Property or any portion thereof will only constitute a Development Investment from the date of issuance of permits for construction until the date on which the Real Property and applicable improvements receive a final certificate of occupancy or equivalent certification allowing legal occupancy for its intended purpose.

  "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and dispositions due to casualty or condemnation) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

  "Dollar" and "$" mean lawful money of the United States.

  "EBITDA" means, with respect to any Person (or any asset of a Person) for any fiscal period and without double counting, the sum of (a) the Net Income of such Person (or attributable to asset of the Person) for that period, plus the following to the extent deducted in calculating Net Income of such Person (b) any non-recurring loss, minus (c) any non-operating, non-recurring gain, plus (d) Interest Expense for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of such Person for that period (whether or not payable during that period), plus (f) depreciation, amortization and all other non-cash expenses (including non-cash officer compensation and any write-down of goodwill pursuant to FASB 142) of such Person for that period, in each case as determined in accordance with GAAP.

  "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Parent (on behalf of the Borrowers) (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrowers or any of the Borrowers' Affiliates or Subsidiaries.

  "Environmental Laws" means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions governing pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

  "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement by any Borrower pursuant to which liability is assumed or imposed with respect to any of the foregoing.

  "Equity Interest" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

  "Equity Offering" means the issuance and sale by any Borrower of any equity securities of such Borrower.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

  "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

  "ERISA Event" means any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate.

  "Eurodollar Rate" means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurodollar Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period.

  "Eurodollar Rate Loan" means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

  "Event of Default" has the meaning specified in Section 8.01.

  "Exchange Proceeds" means the net issuance proceeds from Equity Offerings after the Closing Date, which Borrowers have designated or otherwise stated that they intend to use to make Restricted Payments on account of then existing Preferred Equity.

  "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (or any Person whose net income is measured with reference to it) (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, or in which it is doing business, or in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located and (c) other than with respect to an assignee pursuant to a request by the Borrowers under Section 10.13, any withholding tax that is imposed on amounts payable to such Person at the time such Person becomes a party hereto (or designates a new Lending Office) or is attributable to such Person's failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Person (or its assignor, if any) was entitled, at the time of its appointment or designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).

  "Existing Credit Agreements" has the meaning set forth in the Recitals.

  "Existing Revolving Commitment Termination Date" is defined in Section 2.14(a).

  "Existing Revolving Lenders" has the meaning set forth in the Recitals.

  "FASB 142" shall mean Statement of Accounting Standards No. 142 issued on June 29, 2001 by the Financial Accounting Standards Board.

  "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

  "Fee Letter" means the letter agreement, dated December 22, 2004, among the Parent, the Administrative Agent and BAS.

  "Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (a) Adjusted EBITDA for the period consisting of that fiscal quarter and the three immediately preceding fiscal quarters to (b) an amount equal to the sum of (i) Debt Service of the Parent and its Subsidiaries for such period, plus (ii) all Preferred Distributions of Parent and its Subsidiaries during such period.

  "Foreign Lender" means any Lender that is not a United States person as defined in Section 770(a)(30) of the Code.

  "FRB" means the Board of Governors of the Federal Reserve System of the United States.

  "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

  "Funds From Operations" means with respect to any fiscal period and without double counting, an amount equal to the Net Income (or deficit) of Parent and its Subsidiaries for that period computed on a consolidated basis in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds From Operations on the same basis. Funds From Operations shall be reported in accordance with the NAREIT Policy Bulletin dated April 5, 2002, as amended, restated, supplemented or otherwise modified from time to time.

  "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

  "Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

  "Granting Lender" has the meaning specified in Section 10.06(h).

  "Guarantee" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated under any Environmental Law.

  "Honor Date" is defined in Section 2.03(c)(i).

  "Increase Effective Date" is defined in Section 2.15(d).

  "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances and bank guaranties;

    net obligations of such Person under any Swap Contract;

    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

    Capital Lease Obligations; and

    all Guarantees of such Person in respect of any of the foregoing.

  For all purposes hereof, the Indebtedness of any Person shall include all obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, including all of the foregoing whether or not so classified, including the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or is otherwise liable for such Indebtedness, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

  "Indemnified Taxes" means Taxes other than Excluded Taxes.

  "Indemnitees" has the meaning specified in Section 10.04(b).

  "Initial Pool Properties" means the Revenue-Producing Properties described in Schedule 1.01A.

  "Intangible Assets" means the value of all assets of a Person and its Subsidiaries (without duplication), determined on a consolidated basis in accordance with GAAP, that are considered to be intangible assets under GAAP, including customer lists, goodwill, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

  "Interest Charges" means, as of the last day of any fiscal period and without double counting, the sum of (a) Cash Interest Expense of a Person, plus (b) all interest currently payable in Cash by a Person which is incurred during that fiscal period and capitalized under GAAP, plus (c) a Person's Proportional Share of the Cash Interest Expense and capitalized interest of Related Ventures payable in Cash during that fiscal period.

  "Interest Coverage Ratio" means, as of the last day of any fiscal quarter, the ratio obtained by dividing (a) the sum of the aggregate Adjusted NOI from the Unencumbered Asset Pool for that fiscal quarter and the preceding three full fiscal quarters, by (b) the aggregate Interest Charges for such period in respect of the Borrowers' unsecured Indebtedness. The Interest Coverage Ratio shall be determined by the Borrowers and shall be reasonably satisfactory to the Administrative Agent excluding interest during construction to the extent capitalized.

  "Interest Expense" means, with respect to any Person as of the last day of any fiscal period and without duplication, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit but excluding financing fees to the extent amortized and any amortization thereof (including fees payable under a Swap Contract) or deferred financing costs) or the deferred purchase price of assets that are considered "interest expense" under GAAP, plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, minus (or plus, as applicable) (c) amounts received (or paid) under Swap Contracts.

  "Interest Payment Date" means the fifth (5th) calendar day of each month; provided that if the fifth (5th) calendar day of any month falls on a day other than a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day.

  "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their applicable Committed Loan Notice; provided that:

  (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

  (iii) no Interest Period shall extend beyond the Revolving Commitment Termination Date (in the case of Interest Periods relating to Revolving Loans) or the Term Loan Maturity Date (in the case of Interest Periods relating to Term Loans), as applicable.

  "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but reduced by any amounts received in respect of such Investment which constitute capital distributions, principal, sale proceeds or otherwise in respect thereof.

  "IP Rights" has the meaning specified in Section 5.17.

  "IRS" means the United States Internal Revenue Service.

  "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

  "Issuer Documents" means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrowers (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

  "Joinder Agreement" means a joinder agreement substantially in the form attached hereto as Exhibit I.

  "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

  "L/C Advance" means, with respect to each Revolving Lender, such Revolving Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

  "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

  "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

  "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

  "L/C Obligations" means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

  "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

  "Lender Party" has the meaning set forth in Section 10.07.

  "Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

  "Letter of Credit" means any standby letter of credit issued hereunder.

  "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

  "Letter of Credit Expiration Date" means the day that is seven days prior to the Revolving Commitment Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

  "Letter of Credit Fee" has the meaning specified in Section 2.03(i).

  "Letter of Credit Sublimit" means an amount equal to $40,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

  "Leverage Ratio" means, as of the last day of each fiscal quarter, the ratio (expressed as a percentage) of (a) Total Liabilities of Parent and its Subsidiaries as of that date to (b) the Adjusted Tangible Assets of Parent and its Subsidiaries as of that date.

  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing, other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest).

  "Loan" means a Term Loan, a Revolving Loan, a Swing Line Loan and an L/C Borrowing, as the context requires.

  "Loan Documents" means this Agreement, each Revolving Note, each Term Note, each Issuer Document, the Fee Letter and other instrument, document or agreement from time to time delivered by a Borrower in connection with this Agreement.

  "Majority Lenders" means, as of any date of determination, at least two Lenders having more than 50% of the sum of (a) the Revolving Commitments then in effect or, if the Commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Revolving Lender for purposes of this definition), and (b) the Term Loan Amount; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

  "Material Adverse Effect" means any set of circumstances or events which (a) has had or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document (other than as a result of any action or inaction of the Administrative Agent or any Lender), (b) has been or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of Borrowers or (c) has materially impaired or could reasonably be expected to materially impair the ability of Borrowers to perform the Obligations.

  "Maturity Date" means the later to occur of the Term Loan Maturity Date or the Revolving Commitment Termination Date.

  "Maximum Rate" has the meaning set forth in Section 10.09.

  "Minority Interest" means, with respect to any Person, an ownership or other equity interest in another Person, which interest is consolidated in accordance with GAAP with the operations of the Person owning the interest.

  "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

  "Mortgageable Ground Lease" means on any date of determination, a lease (a) which is a direct lease granted by the fee owner of Real Property, (b) which has a remaining term (calculated only once on the Closing Date or the date the Real Property subject to such lease becomes part of the Qualified Unencumbered Asset Pool) of not less than thirty (30) years, including extension options exercisable solely at the discretion of a Borrower, (c) under which no material default has occurred and is continuing and (d) with respect to which a security interest may be granted (i) without the consent of the lessor or (ii) pursuant to the consent of the lessor, which consent has been granted.

  "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

  "Negative Pledge" means a Contractual Obligation that contains a covenant binding on Borrowers that prohibits Liens on any of their Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the property that is the subject of such Lien and (b) any such covenant that does not apply to Liens which may secure the Obligations now or in the future.

  "Net Income" means, for any period and for any Person, the net income of the Person for that period, determined in accordance with GAAP; provided that there shall be excluded therefrom the net amount of any real estate gains or losses.

  "Net Rentable Area" means with respect to any Real Property, the floor area of any buildings, structures or improvements available for leasing to tenants (excluding storage lockers and parking spaces) determined in accordance with the Rent Roll for such Real Property, the manner of such determination shall be consistently applied for all Real Property, unless otherwise approved by the Administrative Agent.

  "NOI" means, with respect to any Revenue-Producing Property and with respect to any fiscal period, the sum of (a) the net income of that Revenue-Producing Property for that period, plus (b) Interest Expense of that Revenue-Producing Property for that period, plus (c) the aggregate amount of federal and state taxes on or measured by income of that Revenue-Producing Property for that period (whether or not payable during that period), plus (d) depreciation, amortization and all other non-cash expenses of that Revenue-Producing Property for that period, in each case as determined in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness of any Person for which the liability of such Person (except with respect to fraud, Environmental Laws liability and other customary exceptions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of Laws.

  "Note(s)" means either or both of the Term Note or Revolving Note, as the context requires.

  "NYSE" means the New York Stock Exchange.

  "Obligations" means all advances to, and debts, liabilities, obligations of, any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

  "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

  "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document; provided, however, that "Other Taxes" shall not include such amounts to the extent imposed as a result of any transfer by any Lender or the Administrative Agent of any interest in or under any Loan Document.

  "Outstanding Amount" means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

  "Participant" has the meaning specified in Section 10.06(d).

  "Partnership Units" means the units of limited partnership interests in the Borrowers or any of their Subsidiaries, as the case may be, issued and outstanding from time to time.

  "PBGC" means the Pension Benefit Guaranty Corporation.

  "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

  "Permitted Purposes" has the meaning specified in Section 10.07(a).

  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

  "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

  "Platform" has the meaning set forth in Section 6.02.

  "Preferred Distributions" means for any period, the amount of any and all Restricted Payments due and payable in cash to the holders of Preferred Equity.

  "Preferred Equity" means any form of preferred stock (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in Parent or any of its Subsidiaries that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, assets or other payments over the holders of any other stock or other ownership or beneficial interest in such Person.

  "Proportional Share" means, with respect to any Related Venture, the percentage of the direct and indirect equity interest of a Person in the Related Venture.

  "Public Lender" has the meaning set forth in Section 6.02.

  "Qualified Unencumbered Asset Pool Property" means a Revenue-Producing Property that:

    is wholly owned in fee simple absolute or a leasehold interest pursuant to a Mortgageable Ground Lease by Parent or any other Borrower that is a Wholly-Owned Subsidiary;

    is occupied or available for occupancy (subject to final tenant improvements);

    to the best of Borrowers' knowledge and belief, does not have any title, survey, environmental or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property;

    is Unencumbered; and

    would not cause the Borrowers to be in violation of the covenant set forth in Section 6.13.

  In no event, shall a Development Investment be considered a Qualified Unencumbered Asset Pool Property.

  "Rating Agencies" means (a) S&P and (b) Moody's.

  "Real Property" means, as of any date of determination, real property (together with the underlying real property interests and appurtenant real property rights) then owned, leased or occupied by any of Borrowers.

  "Register" has the meaning specified in Section 10.06(c).

  "REIT Status" means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

  "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

  "Related Venture" means a corporation, limited liability company, partnership or other Person that owns one or more Revenue- Producing Properties and which is not a Wholly-Owned Subsidiary.

  "Rent Roll" means a report prepared by a Borrower for its owned or leased Real Property, the occupancy, lease expiration dates, lease rent and other information in substantially the form presented to the Administrative Agent prior to the date hereof or in such other form as may have been approved by the Administrative Agent.

  "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

  "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

  "Required Lenders" means, as of any date of determination, at least two Lenders having at least 66-2/3% of the sum of (a) the Revolving Commitments then in effect or, if the Commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Revolving Lender for purposes of this definition), and (b) the Term Loan Amount; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

  "Required Revolving Lenders" means, as of any date of determination, Revolving Lenders having more than 66-2/3% of the Aggregate Revolving Commitments, or if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extension have been terminated pursuant to Section 8.02, at least two or more Revolving Lenders holding in the aggregate more than 66-2/3% of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans deemed "held" by such Revolving Lender for purposes of this definition).

  "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or any executive vice president of a Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

  "Restricted Payment" means, with respect to any equity interest or any warrant or option to purchase an equity interest issued by a Person, (a) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such security or interest (excluding any Indebtedness which by its terms is convertible into an Equity Interest), (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security or interest, (c) any Investment by such Person in the holder of 5% or more of any such security or interest if a purpose of such Investment is to avoid characterization of the transaction as a Restricted Payment and (d) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security or interest.

  "Revenue-Producing Property" means an identifiable improved Real Property that is used principally for office, office/laboratory, research or manufacturing/warehouse purposes, or for such other revenue- producing purposes as the Required Lenders may approve.

  "Revolving Commitment" means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender's name on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Commitment shall not exceed $500,000,000, unless increased pursuant to Section 2.15.

  "Revolving Commitment Termination Date" means the later of (a) December 22, 2007 and (b)  if the Existing Revolving Commitment Termination Date is extended pursuant to Section 2.14, such extended Existing Revolving Commitment Termination Date as determined pursuant to such Section 2.14.

  "Revolving Lender" means each Lender that has a Revolving Commitment or, following termination of the Revolving Commitments, has Revolving Loans outstanding.

  "Revolving Loan" means a Base Rate Loan or a Eurodollar Rate Loan made to the Borrowers by a Revolving Lender in accordance with their Applicable Percentage pursuant to Section 2.01(a), except as otherwise provided herein.

  "Revolving Note" means a promissory note made by the Borrowers in favor of, and payable to the order of, a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit C-1.

  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

  "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

  "SEC Report" means all filings on Form 10-K, Form 10-Q or Form 8-K with the SEC made by the Parent pursuant to the Securities Exchange Act of 1934.

  "Secured Debt" means Indebtedness of Parent or any of its Subsidiaries (including Indebtedness of a Related Venture which is the subject of a Guarantee of Parent or a Subsidiary of Parent or, if such Person is a partnership, of which Parent or a Subsidiary of Parent is a general partner, Parent's or such Subsidiaries' pro rata share of any such Indebtedness of unconsolidated Persons) that is secured by a Lien or is subject to a Negative Pledge; provided, that Secured Debt shall not include any of the Obligations.

  "Secured Debt Ratio" means, as of the last day of any fiscal quarter, the ratio of (a) the Secured Debt of Parent and its Subsidiaries to (b) the Adjusted Tangible Assets, as of such date.

  "SPC" has the meaning specified in Section 10.06(h).

  "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrowers.

  "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

  "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

  "Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

  "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.04.

  "Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

  "Swing Line Loan" has the meaning specified in Section 2.04(a).

  "Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

  "Swing Line Sublimit" means an amount equal to the lesser of (a) $30,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

  "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

  "Term Lenders" means the Lenders with a Term Loan Commitment or holding a Term Loan.

  "Term Loan" means a Loan of any type made to Borrowers by the Term Lenders in accordance with their Applicable Percentage pursuant to Section 2.01(b), except as otherwise provided herein.

  "Term Loan Amount" means, at any time, the aggregate principal amount of the Term Loans outstanding, which amount on the Closing Date is equal to $250,000,000, as such amount may be increased from time to time pursuant to Section 2.15 or decreased from time to time.

  "Term Loan Commitment" means, as to each Term Lender, its obligation to make a Term Loan to the Borrowers pursuant Section 2.01(b), in an aggregate principal amount on the Closing Date not to exceed such Term Lender's portion of the Term Loan Amount or the amount set forth in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

  "Term Loan Maturity Date" means December 22, 2009.

  "Term Note" means a promissory note made by the Borrowers in favor of, and payable to the order of, a Term Lender evidencing that portion of the Term Loan made by such Term Lender substantially in the form of Exhibit C-2.

  "Total Assets" means the value of all assets of a Person and its Subsidiaries (without duplication), determined on a consolidated basis in accordance with GAAP; provided that all Real Property owned by a Person that is improved and operating and is not a Development Investment, shall be valued based on its Asset Value. In the event that a Person has an ownership or other equity interest in any other Person, which investment is not consolidated in accordance with GAAP (that is, such interest is a "minority interest"), then the assets of a Person and its Subsidiaries shall include such Person's or its Subsidiaries' allocable share of all assets of such Person in which a minority interest is owned based on such Person's respective ownership interest in such other Person.

  "Total Liabilities" means all liabilities of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and (without duplication) all Indebtedness and Guarantees of such Person and its Subsidiaries (determined on a consolidated basis), whether or not so classified; provided, that, Total Liabilities shall not include any Minority Interest's share of liabilities. In the event that a Person has an ownership or other equity interest in any other Person, which investment is not consolidated in accordance with GAAP (that is, such interest is a "minority interest"), then the liabilities of a Person and its Subsidiaries shall include such Person's or its Subsidiaries' allocable share of all liabilities of such Person in which a minority interest is owned based on such Person's respective ownership interest in such other Person.

  "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

  "Total Revolving Outstandings" means the sum of (i) the aggregate Outstanding Amount of all Revolving Loans, (ii) the aggregate Outstanding Amount of all Swing Line Loans, and (iii) the aggregate Outstanding Amount of all L/C Obligations.

  "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Officer of that Person).

  "Trade Date" has the meaning set forth in Section 10.06(b).

  "Type" means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

  "Unencumbered" means, with respect to any Revenue- Producing Property, that such Revenue-Producing Property (a) is not subject to any Lien other than Liens permitted under Section 7.01, (b) is not subject to any Negative Pledge and (c) is not held by a Person any of whose direct or indirect equity interests are subject to a Lien or Negative Pledge.

  "Unencumbered Asset Pool" means, as of any date of determination, (a) the Initial Pool Properties, plus (b) each other Qualified Unencumbered Asset Pool Property added to the Unencumbered Asset Pool pursuant to Section 2.16 as of such date, excluding (c) any Revenue- Producing Property removed from the Unencumbered Asset Pool pursuant to Section 2.16 as of such date.

  "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

  "United States" and "U.S." mean the United States of America.

  "Unreimbursed Amount" has the meaning specified in Section 2.03(c)(i).

  "Unrelated Person" means any Person other than (i) a Subsidiary of Parent, (ii) an employee stock ownership plan or other employee benefit plan covering the employees of Parent and its Subsidiaries or (iii) any Person that held Common Stock on the day prior to the effective date of Parent's registration statement under the Securities Act of 1933 covering the initial public offering of Common Stock.

  "Wholly-Owned Subsidiary" means a Subsidiary of Parent, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by Parent, except for director's qualifying shares required by applicable Laws.

  1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

  1.03 Accounting Terms.

    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, the Administrative Agent and the Borrowers); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) upon written request, the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

  1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

  1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

  1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

  ARTICLE 2

  THE COMMITMENTS AND CREDIT EXTENSIONS

  2.01 Committed Loans.

    Revolving Loans. Subject to the terms and conditions set forth herein, each Lender with a Revolving Commitment (a "Revolving Lender") severally agrees to make loans (each such loan, a "Revolving Loan") to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender's Revolving Commitment; provided, however, that after giving effect to any Committed Borrowing, the Total Revolving Outstandings shall not exceed the lesser of (a) the Aggregate Revolving Commitments or (b) the Borrowing Base. Within the limits of each Revolving Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

    Term Loan. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to fund the portion of the Term Loan Amount represented by its Term Loan Commitment to the Borrowers on the Closing Date in an aggregate amount not to exceed such Term Lender's Term Loan Commitment or the Term Loan Amount. The Term Loan shall be made in one draw on the Closing Date. To the extent all or any portion of the Term Loans are repaid or prepaid, they may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

  2.02 Borrowings, Conversions and Continuations of Committed Loans.

    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers' irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m., three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) 11:00 a.m., one Business Day prior to the requested date of any Borrowing of Base Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

    The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

    After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than 20 Interest Periods in effect with respect to Committed Loans.

  2.03 Letters of Credit.

    The Letter of Credit Commitment.

      Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or their Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, the Total Revolving Outstandings shall not exceed (y) the lesser of (i) the Aggregate Revolving Commitments or (ii) the Borrowing Base and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers' ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

      The L/C Issuer shall not issue any Letter of Credit if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

      The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

        the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

        except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount of less than $500,000, in the case of a standby Letter of Credit;

        such Letter of Credit is to be denominated in a currency other than Dollars;

        such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

        a default of any Revolving Lender's obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Revolving Lender to eliminate the L/C Issuer's risk with respect to such Revolving Lender.

      The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

      The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

      The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

      Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrowers shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

      Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrowers (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender's Applicable Percentage times the amount of such Letter of Credit.

      Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent and to any requesting Lender a true and complete copy of such Letter of Credit or amendment.

      If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than sixty (60) days (the "Non-Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

    Drawings and Reimbursements; Funding of Participations.

      Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date") or 9:00 a.m. on the following Business Day if the notification is later than 11:00 a.m. on the Honor Date, the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (unless the Borrowers elect to reimburse the L/C Issuer through a Revolving Loan, as set forth below). If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Revolving Lender's Applicable Percentage thereof and in such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

      Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, which date will not be earlier than the Business Day after the Honor Date, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

      With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

      Until each Revolving Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender's Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

      Each Revolving Lender's obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender's obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

      If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

    Repayment of Participations.

      At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

      If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

    Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

      any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

      the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

      any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

      any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

      any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

    The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers' instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

    Role of L/C Issuer. Each Revolving Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers' pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

    Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing which has not been repaid as provided for herein, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances (collectively, "Cash Collateral") pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders). Derivatives of such term have corresponding meanings. The Borrowers hereby grant to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued the rules of the ISP shall apply to each Letter of Credit.

    Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the "Letter of Credit Fee") for each Letter of Credit equal to the Applicable Rate for Eurodollar Rate Loans, stated as a percentage per annum times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate for Eurodollar Rate Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate for Eurodollar Rate Loans separately for each period during such quarter that such Applicable Rate for Eurodollar Rate Loans was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers' business derives substantial benefits from the businesses of such Subsidiaries.

  2.04 Swing Line Loans.

    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a "Swing Line Loan") to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender's Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender's Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender's Revolving Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan or Loan at a fixed interest rate as agreed upon between Borrowers and Swing Line Lender (which interest rate may be lower than the Base Rate). Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender's Applicable Percentage times the amount of such Swing Line Loan.

    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrowers' irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of the Required Revolving Lenders) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in immediately available funds.

    Refinancing of Swing Line Loans.

      The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

      If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

      If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

      Each Revolving Lender's obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender's obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

    Repayment of Participations.

      At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's risk participation was funded) in the same funds as those received by the Swing Line Lender.

      If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender's Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

    Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

  2.05 Prepayments.

    The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and the contents thereof, and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

    The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 9:00 a.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

    If for any reason the Total Revolving Outstandings at any time exceed the lesser of the Revolving Commitments and the Borrowing Base then in effect, the Borrowers shall immediately prepay the Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the lesser of the Revolving Commitments and the Borrowing Base then in effect.

  2.06 Termination or Reduction of Revolving Commitments. The Borrowers may, upon notice to the Administrative Agent, terminate the Revolving Commitments, or from time to time permanently reduce the Revolving Commitments; provided that the Revolving Commitments may not be reduced below $150,000,000 (except in connection with a termination of the Revolving Commitments and payment in full of the Obligations thereunder); and, provided further (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Commitments, and (iv) if, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Revolving Commitments and the contents thereof. Any reduction of the Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued pursuant to Section 2.09(a) until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination.

  2.06 Repayment of Loans.

    The Borrowers shall repay on the Revolving Commitment Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

    The Borrowers shall repay to the Swing Line Lender each Swing Line Loan on the earlier to occur of (i) the date three Business Days after such Swing Loan is made and (ii) the Revolving Commitment Termination Date.

    The Borrowers shall repay on the Term Loan Maturity Date the aggregate principal amount of the Term Loan outstanding on such date.

  2.08 Interest.

    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

      If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

      Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

      Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

  2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

    Unused Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, an unused fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The unused fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

    Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a facility fee equal to the Applicable Rate times the actual daily amount of the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have terminated, on the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

    Other Fees.

      The Borrowers shall pay to BAS and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

      The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

  2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

  2.11 Evidence of Debt.

    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) the applicable Note(s), which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

  2.12 Payments Generally; Administrative Agent's Clawback.

    General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to such Committed Borrowing. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

    (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment and without relieving the Borrowers' obligation to make such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

    A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

  2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

  Each Borrower party hereto consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

  2.14 Extension of Revolving Commitment Termination Date.

    Requests for Extension. The Borrowers may on a one-time basis, by notice to the Administrative Agent (who shall promptly notify the Revolving Lenders) not earlier than 90 days prior to, and not later than 30 days prior to, the Revolving Commitment Termination Date then in effect hereunder (the "Existing Revolving Commitment Termination Date"), cause each Revolving Lender to extend such Revolving Lender's Existing Revolving Commitment Termination Date for an additional one (1) year from the Existing Revolving Commitment Termination Date and each Revolving Lender shall extend such Revolving Lender's Revolving Commitment Termination Date for an additional one (1) year from the Existing Revolving Commitment Termination Date in accordance with this Section 2.14.

    Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Revolving Commitment Termination Date pursuant to this Section shall not be effective with respect to the Revolving Lenders unless:

      no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

      the representations and warranties contained in this Agreement are true and correct in all material respects, on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, only as of such specific date); and

      the Borrowers pay the Revolving Lenders an extension fee on the Existing Revolving Commitment Termination Date in an amount equal to the product of (i) 0.25%, multiplied by (ii) the aggregate Revolving Commitments then in effect at the time of the extension.

    Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

  2.15 Increase in Commitments.

    Request for Increase. Provided there exists no Default or Event of Default (nor would any occur after giving effect to the increase described herein) and in consultation with the Administrative Agent in order to minimize costs associated therewith, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may request an increase in the Aggregate Commitments (which may be, at the option of the Borrowers, Revolving Commitments and/or Term Loan Commitments) by an aggregate amount not exceeding $50,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000 (unless approved by the Administrative Agent). At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any election by any Lender to increase its Commitment hereunder shall be at such Lender's sole discretion, and no Lender shall have any obligation to increase its Commitment. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

    Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the affected Lenders of the final allocation of such increase and the Increase Effective Date.

    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects, on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

    Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary

  2.16 Unencumbered Asset Pool. Borrowers may at any time add a Qualified Unencumbered Asset Pool Property to the Unencumbered Asset Pool pursuant to this Section 2.16, by Borrowers' delivery to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Revolving Lenders) of the following:

    a complete description of the proposed Qualified Unencumbered Asset Pool Property;

    the prior twelve (12) months' operating income statements related thereto (to the extent available);

    cash flow projections for such property for at least the next twelve (12) months;

    a description of all tenants and leases with respect thereto;

    a certification of a Responsible Officer of the Borrowers that Parent has obtained a current written report prepared by a qualified independent expert with respect to Hazardous Materials related thereto which discloses that such property would not be in violation of the representations and covenants of this Agreement; and

    such other written materials reasonably requested by any Revolving Lender.

Borrowers may remove a Revenue-Producing Property from the Unencumbered Asset Pool by delivery to the Administrative Agent (for prompt distribution to the Revolving Lenders) of a written notice to that effect, accompanied by a certificate of a Responsible Officer of Borrowers setting forth the revised Borrowing Base as of the most recently-ended fiscal quarter for which financial statements are required to be delivered pursuant to this Agreement resulting from such removal, which removal shall be effective on the third (3rd) day after receipt of such notice by Administrative Agent.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

  Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

  Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer shall be conclusive absent manifest error.

  Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

  Status of Lenders. Any Administrative Agent, L/C Issuer or Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Administrative Agent, L/C Issuer or Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Administrative Agent, L/C Issuer or Lender is subject to backup withholding or information reporting requirements.

  Without limiting the generality of the foregoing any Administrative Agent, L/C Issuer or Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Person becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Person is legally entitled to do so), whichever of the following is applicable:

    duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

    duly completed copies of IRS Form W-8ECI,

    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN, in the case of any Administrative Agent, Lender or L/C Issuer that is a "United States person" within the meaning of Section 7701(a)(30) of the Code, duly completed copies of IRS W-9, establishing a complete exemption from backup withholding taxes; provided, however, that such a Person that the Borrowers are entitled to treat as an "exempt recipient" (without regard to whether any Borrower has requested any certificates or forms in this respect) shall not be required to provide such form, and/or any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

  Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02 Illegality. If any Lender determines in good faith that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine in good faith that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

  Increased Costs Generally. If any Change in Law shall:

    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer; or

    subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax ); or

    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (other than with respect to Taxes, which shall be governed solely by Section 3.01);

  and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

  Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender's or the L/C Issuer's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the L/C Issuer's capital or on the capital of such Lender's or the L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the L/C Issuer's policies and the policies of such Lender's or the L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender's or the L/C Issuer's holding company for any such reduction suffered.

  Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

  Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or the L/C Issuer's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

  Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided, the Borrowers shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

  any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Eurodollar Rate Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

  any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrowers; or

  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

  Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

  Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if material amounts are paid to such Lender under Section 3.05, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers' obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO THE AMENDMENT AND RESTATEMENT OF THE
EXISTING CREDIT AGREEMENTS AND FURTHER CREDIT EXTENSIONS

  4.01 Conditions of Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

    The Administrative Agent's receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders.

      executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

      a Revolving Note executed by the Borrowers in favor of each Revolving Lender requesting a Revolving Note and a Term Note executed by the Borrowers in favor of each Term Lender requesting a Term Note;

      such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized as of the date hereof to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;

      such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing and in good standing in its jurisdiction of organization and, to the extent reasonably required by the Administrative Agent, qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

      favorable opinions of each of counsel to the Borrowers, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Borrowers and the Loan Documents as the Required Lenders may reasonably request;

      a certificate of a Responsible Officer of each Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Borrower and the validity against such Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

      a certificate signed by a Responsible Officer of the Borrowers certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) the current Debt Ratings and Leverage Ratio as of the last day of the fiscal quarter of the Borrower most recently ended prior to the Closing Date;

      a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrowers' most recently ended prior to the Closing Date, adjusted in the best good faith estimate of the Borrowers to reflect the financial covenants under this Agreement, signed by a Responsible Officer of the Borrowers;

      evidence that all amounts outstanding under the Existing Credit Agreements have been, or concurrently with the Closing Date, are being repaid in full; and

      such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

    Any fees required to be paid on or before the Closing Date shall have been paid.

    Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

  Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

  4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

    The representations and warranties of the Borrowers contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension in all material respects, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (d), respectively, of Section 6.01.

    No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

    The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

    The Administrative Agent shall have received and approved a current calculation of the Borrowing Base with such supporting information as the Administrative Agent may require, adjusted in the best good faith estimate of the Borrowers to the date of such certification.

    The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Required Revolving Lenders reasonably may require.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

  5.01 Existence, Qualification and Power; Compliance with Laws. Each Borrower (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

  5.02 Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

  5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document.

  5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Borrower party thereto, enforceable against each such Borrower in accordance with its terms.

  5.05 Financial Statements; No Material Adverse Effect.

    The Audited Financial Statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

    The unaudited consolidated balance sheet of the Borrowers and their Subsidiaries dated September 30, 2004, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (fairly present the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to the absence of footnotes and to normal year-end audit adjustments.

    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

    The consolidated financial projections of the Parent delivered pursuant to Section 6.02(a) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts (it being understood that such financial projections are subject to uncertainties and contingencies, which may be beyond the control of the Borrowers and their Subsidiaries and that no assurance is given by the Borrowers that such projections will be realized).

  5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of their Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

  5.07 No Default. Neither any Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

  5.08 Ownership of Property; Liens. Each of the Borrowers and their Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and their Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

  5.09 Environmental Compliance. The Borrowers and their Subsidiaries have conducted a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

  5.10 Insurance. The properties of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts and with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or the applicable Subsidiary operates.

  5.11 Taxes. Borrowers and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrowers or any of their Subsidiaries that would, if made, have a Material Adverse Effect. As of the date hereof neither any Borrower nor any Subsidiary thereof is party to any material tax sharing agreement.

  5.12 ERISA Compliance.

    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

    There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to have a Material Adverse Effect; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

  5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrowers have no Subsidiaries other than those disclosed in Schedule 5.13 and, as of the Closing Date, all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrowers in the amounts specified on Schedule 5.13 free and clear of all Liens except as permitted under this Agreement. All of the outstanding Equity Interests in the Borrowers have been validly issued, and are fully paid and nonassessable and (except with respect to Parent) are free and clear of all Liens except as permitted under this Agreement.

  5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act; REIT and Tax Status; Stock Exchange Listing.

    No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets subject to the provisions of Section 7.01 or subject to any restriction contained in any agreement or instrument between the Borrowers, and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

    None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

    Except as disclosed to Administrative Agent, as of the Closing Date, none of Borrowers nor any Wholly-Owned Subsidiary is a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

    The Parent currently has REIT Status and has maintained REIT Status on a continuous basis since its formation. The shares of common stock of the Parent are listed on the NYSE, American Stock Exchange or NASDAQ Stock Exchange.

  5.15 Disclosure. Each Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, taken as a whole and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that such financial projections are subject to uncertainties and contingencies, which may be beyond the control of the Borrowers and their Subsidiaries and that no assurance is given by the Borrowers that such projections will be realized).

  5.16 Compliance with Laws. Each Borrower and each of its Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

  5.17 Intellectual Property; Licenses, Etc. Each Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except to the extent that failure to so own or possess such IP Rights could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect

  5.18 Initial Pool Properties. The Initial Pool Properties described on Schedule 1.01A are, as of the Closing Date, Qualified Unencumbered Asset Pool Properties and comprise the initial Unencumbered Asset Pool.

  5.19 Property. All of the Borrowers' and their respective Subsidiaries' properties are in good repair and condition, subject to ordinary wear and tear, other than with respect to deferred maintenance existing as of the date of acquisition of such property and except for such defects relating to properties other than properties in the Unencumbered Asset Pool which would not have a Material Adverse Effect. The Borrowers further have completed or caused to be completed an appropriate investigation of the environmental condition of each such property as of the later of (a) the date of the Borrowers' or such Subsidiaries' purchase thereof or (b) the date upon which such property was last security for Indebtedness of such Borrower or such Subsidiary if such financing was not closed on or about the date of the acquisition of such property, including preparation of a "Phase I" report and, if appropriate, a "Phase II" report, in each case prepared by a recognized environmental consultant in accordance with customary standards which discloses that such property is not in violation of the representations and covenants set forth in this Agreement, unless such violation as to properties in the Unencumbered Asset Pool has been disclosed in writing to the Administrative Agent and satisfactory remediation actions are being taken. There are no unpaid or outstanding real estate or other taxes or assessments on or against any property of any Borrower or any of their respective Subsidiaries which are payable by such Person (except only real estate or other taxes or assessments, that are not yet due and payable). There are no pending eminent domain proceedings against any property included within the Unencumbered Asset Pool, and, to the knowledge of the Borrowers, no such proceedings are presently threatened or contemplated by any taking authority which may individually or in the aggregate have a Material Adverse Effect. None of the property of Borrowers or their respective Subsidiaries is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate would have a Material Adverse Effect. The Real Property owned by Parent, each of the other Borrowers and their respective Subsidiaries as of the date hereof is set forth on Schedule 5.19 hereto.

  5.20 Brokers. None of the Borrowers nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

  5.21 Other Debt. None of the Borrowers or any of their respective Subsidiaries is in default (after expiration of all applicable grace and cure periods) in the payment of any other Indebtedness or under any mortgage, deed of trust, security agreement, financing agreement or indenture involving Indebtedness of $10,000,000 or more or under any other material agreement or lease to which any of them is a party. None of the Borrowers is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of such Borrower. Schedule 5.21 hereto sets forth all of the Indebtedness consisting of Secured Debt and Recourse Debt of the Borrowers and their respective Subsidiaries as of the date hereof.

  5.22 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made hereunder, Borrowers and their Subsidiaries (on a consolidated basis) are solvent on a balance sheet basis such that the sum of the Borrowers' and their Subsidiaries' assets exceeds the sum of the Borrowers' and their Subsidiaries' liabilities, the Borrowers and their Subsidiaries are able to pay their debts as they become due, and the Borrowers and their Subsidiaries have sufficient capital to carry on their business.

  5.23 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Borrower with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

  5.24 Transaction in Best Interests of Borrowers; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrowers. The direct and indirect benefits to inure to the Borrowers pursuant to this Agreement and the other Loan Documents constitute substantially more than "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy Code) and "valuable consideration," "fair value," and "fair consideration" (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrowers pursuant to this Agreement and the other Loan Documents, and but for the willingness of the Borrowers to be jointly and severally liable as co-borrowers for the Loan, Borrowers would be unable to obtain the financing contemplated hereunder which financing will enable the Borrowers and their respective Subsidiaries to have available financing to conduct and expand their business.

  5.25 No Bankruptcy Filing. None of the Borrowers nor any of their respective Subsidiaries is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and none of the Borrowers has any knowledge of any Person contemplating the filing of any such petition against it or any of such other Persons.

  5.26 Tax Shelter Representation. The Borrowers do not intend to treat the Loans, the Letters of Credit and/or related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrowers determine to take any action inconsistent with such intention, they will promptly notify the Administrative Agent thereof. If the Borrowers so notify the Administrative Agent, the Borrowers acknowledge that one or more of the Lenders may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnity obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless a replacement letter of credit or cash collateral reasonably satisfactory to the L/C Issuer has been provided to the L/C Issuer), the Borrowers shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

  6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

    As soon as practicable, and in any event within 60 days after the end of each fiscal quarter (other than the fourth fiscal quarter in any fiscal year), the consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter and the consolidated statements of operations and cash flows for such fiscal quarter, and the portion of the fiscal year ended with such fiscal quarter, all in reasonable detail. Such financial statements shall be certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

    As soon as practicable, and in any event within 60 days after the end of each fiscal quarter (other than the fourth fiscal quarter in any fiscal year), a Compliance Certificate setting forth the Debt Rating (if applicable) and a calculation of the Leverage Ratio as of the last day of such fiscal quarter, and providing reasonable detail as to the calculation thereof;

    As soon as practicable, and in any event within 60 days after the end of each fiscal quarter, statements of operating income for such fiscal quarter and fiscal year to date for each of the Revenue-Producing Properties in the Unencumbered Asset Pool and a summary Rent Roll for each of the Revenue-Producing Properties in the Unencumbered Asset Pool, each in reasonable detail; and

    As soon as practicable, and in any event within 90 days after the end of each fiscal year, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year and the consolidated statements of operations, stockholders' equity and cash flows, in each case of Parent and its Subsidiaries for such fiscal year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and shall be accompanied by a report of Ernst & Young LLP or other independent public accountants of recognized standing selected by Parent and reasonably satisfactory to the Required Lenders (any "Big 4" accounting firm shall be deemed satisfactory to the Required Lenders), which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any "going concern" or like qualifications or exception or any qualification or exception as to the scope of the audit.

  6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

    As soon as practicable, and in any event no later than 60 days after the commencement of each fiscal year, a budget and projection by fiscal quarter for that fiscal year and by fiscal year for the next two succeeding fiscal years, including for the first such fiscal year, projected consolidated balance sheets, statements of operations and statements of cash flow and, for the second and third such fiscal years, projected consolidated condensed balance sheets and statements of operations and cash flows, of Parent and its Subsidiaries, all in reasonable detail;

    Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any of its Subsidiaries, or any audit of any of them;

    Promptly after the same are available, and in any event within five (5) Business Days after filing with the SEC, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all publicly available annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to Section 6.01 or other provisions of this Section 6.02;

    Promptly upon a Responsible Officer becoming aware, and in any event within five (5) Business Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder that could reasonably be expected to give rise to a material liability, telephonic notice specifying the nature thereof, and, no more than two (2) Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrowers are taking or propose to take with respect thereto, and, when known, any action taken by the IRS with respect thereto;

    As soon as practicable, and in any event within two (2) Business Days after a Responsible Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrowers are taking or propose to take with respect thereto;

    Promptly upon a Responsible Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrowers that is $10,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $10,000,000 or more or any lessor under a lease involving aggregate rent of $10,000,000 or more has asserted a default thereunder on the part of Borrowers or (iii) any Person has commenced a legal proceeding with respect to a claim against Borrowers under a contract (that is not a credit agreement or material lease) in excess of $10,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrowers are taking or propose to take with respect thereto;

    Not later than sixty (60) days after the end of each fiscal quarter of the Borrowers (including the fourth fiscal quarter in each year), (i) a statement listing the properties of Parent and its respective Subsidiaries which are Development Investments and providing a brief summary of the status of such development, and (ii) an updated Schedule 5.13 containing a current listing of all then existing Subsidiaries;

    Simultaneously with the delivery of the financial statements referred to in Section 6.01(d) above (if such information is not otherwise included in the financial statements or other information presented to the Lenders pursuant to this Section 6.02), a statement (which may be included in the Compliance Certificates) listing (i) the Real Property owned by Parent and its Subsidiaries (or in which Parent or its Subsidiaries owns an interest) and stating the location thereof, (ii) the Indebtedness of Parent and its Subsidiaries, which statement shall include, without limitation, a statement of the current amount outstanding, the holder thereof and the collateral provided for such Indebtedness, (iii) a list setting forth the following information with respect to each new Subsidiary or Controlled Entity of any of the Borrowers: the name, type of organization and ownership of the Subsidiary or Controlled Entity, a description of the Real Property owned by such Subsidiary or Controlled Entity, and (iv) such other information as the Administrative Agent may reasonably request;

    Promptly upon a Responsible Officer becoming aware of a change in the credit rating given by a Rating Agency to Parent's long-term senior unsecured debt or any announcement that any rating is "under review" or that such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency, written notice of such change, announcement or action;

    Such other data and information as from time to time may be reasonably requested by the Administrative Agent or the Required Lenders; and

    Promptly after the Borrowers have notified the Administrative Agent of any intention by the Borrowers to treat the Loans and/or the Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

  Documents required to be delivered pursuant to this Agreement (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Borrowers' website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers' behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third- party website or whether sponsored by the Administrative Agent), including the SEC's EDGAR website; provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent for any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) except with respect to current reports on Form 8-K, the Borrowers shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail, electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 6.03 to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

  The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a "Public Lender"). The Borrowers hereby agree that (w) all Borrower Materials (other than SEC Reports) that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws; (y) all SEC Reports and all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials (other than SEC Reports) that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor." The Borrowers shall be in compliance with all requirements to deliver information under this Agreement if they have made such information available to the Administrative Agent and, to the extent required, Lenders other than Public Lenders, and the failure of Public Lenders to receive information made available to other Lenders shall not result in any breach of this Agreement.

  6.03 Compliance Certificates. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrowers shall, at Borrowers' sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 6.01(a) and 6.01(e), Compliance Certificates signed by a Responsible Officer.

  6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary prior to the imposition of such Lien, except that Borrowers and their respective Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge, levy or claim that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax or claim so long as no material Property of Borrowers or their Subsidiaries is at immediate risk of being seized, levied upon or forfeited.

  6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect the legal existence and good standing of the Borrowers under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.04, or 10.21; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non- preservation of which could reasonably be expected to have a Material Adverse Effect.

  6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and subject to exceptions for extraordinary or reasonably unforeseeable events; (b) make all necessary repairs thereto and renewals and replacements thereof in a reasonably timely manner except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

  6.07 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrowers or such Subsidiaries, as applicable, operate.

  6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

  6.09 Books and Records. (a) Maintain proper books of record and account, in which entries true and correct in all material respects are made in conformity with GAAP consistently applied; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers and their Subsidiaries, as the case may be.

  6.10 Inspection Rights. Permit the Lenders, through the Administrative Agent or any representative designated by the Administrative Agent, at the Borrowers' expense, to visit and inspect any of the properties of the Borrowers or any of their respective Subsidiaries (subject to the rights of any tenants), to examine the books of account of the Borrowers and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrowers and their respective Subsidiaries with, and to be advised as to the same by, their Responsible Officers, all at such reasonable times (typically during normal business hours) and intervals as the Administrative Agent or any Lender may reasonably request upon not less than four (4) Business Days notice; provided, however, that inspections made at the Borrowers' expense shall be limited to once per year, unless an Event of Default shall have occurred and be continuing. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the Borrowers' or such Subsidiaries' normal business operations. Notwithstanding anything to the contrary in this Section 6.10, no Borrower nor any of their Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any document, information or other matter that (i) in respect of which disclosure to the Administrative Agent (or its designated representative) or any Lender is then prohibited by law or any agreement binding or any Borrower or any of its Subsidiaries or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

  6.11 Use of Proceeds. Use the proceeds of any Credit Extensions for general corporate purposes (including permitted Investments and acquisitions) not in contravention of any Laws or any Loan Documents.

  6.12 Distributions of Income to the Borrowers. Cause all of their respective Wholly-Owned Subsidiaries that are not parties to this Agreement as a Borrower (such Wholly-Owned Subsidiaries are referred to in this Section 6.12 as "Non-Borrower Subsidiaries") to promptly transfer to such Borrower (but not less frequently than once each fiscal quarter of such Borrower), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Non- Borrower Subsidiaries' use, operation, financing, refinancing, sale or other disposition of their respective assets and properties in excess of $2,500,000 in the aggregate after (a) the payment by each Non-Borrower Subsidiary of its Debt Service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Non-Borrower Subsidiary's assets and properties.

  6.13 Unencumbered Asset Pool.

    Cause each of the Revenue-Producing Properties in the Unencumbered Asset Pool to satisfy all of the following conditions:

      the Revenue-Producing Properties shall be owned by a Borrower or leased by a Borrower pursuant to a Mortgageable Ground Lease (subject to the terms of this Agreement);

      no more than 25% of the Asset Value of the Revenue- Producing Properties in the Unencumbered Asset Pool may be leased by a Borrower pursuant to a Mortgageable Ground Lease; and

      the Revenue-Producing Properties in the Unencumbered Asset Pool shall consist solely of Revenue-Producing Properties which have an aggregate occupancy level (on a portfolio basis) of at least 80% as of the end of the previous four fiscal quarters of the Borrowers based on bona fide, arms- length tenant leases which are in full force and effect requiring current rental payments and which are in good standing.

    Provide to the Administrative Agent on and as of the Closing Date as part of the Compliance Certificate (i) a list of the Revenue-Producing Properties in the Unencumbered Asset Pool, (ii) the certification of a Responsible Officer of the Borrowers of the Asset Values of such properties and that such properties are in compliance with Section 6.13, (iii) operating statements setting forth the NOI for each of the Revenue- Producing Properties in the Unencumbered Asset Pool for the previous four fiscal quarters (or such shorter period as the Revenue-Producing Property has been held by the Borrowers if such statements are not available to Borrowers) certified as true and correct by a Responsible Officer of the Borrowers, and (iv) a certificate that the Revenue-Producing Properties in the Unencumbered Asset Pool comply with the terms of Sections 5.09 and 5.19. If all or any material portion of a Revenue-Producing Property within the Unencumbered Asset Pool shall be materially damaged or taken by condemnation, then such property shall no longer be a part of the Unencumbered Asset Pool unless and until any damage to such Revenue-Producing Property is repaired or restored, such Revenue-Producing Property becomes fully operational and the Administrative Agent shall receive evidence satisfactory to the Administrative Agent of the value and NOI of such Revenue-Producing Property following such repair or restoration.

  6.14 Revenue-Producing Property. Cause each Revenue-Producing Property in the Unencumbered Asset Pool to remain a Qualified Unencumbered Asset Pool Property so long as it is in the Unencumbered Asset Pool; provided that nothing herein shall preclude the removal of any Revenue-Producing Property from the Unencumbered Asset Pool in accordance with this Agreement.

  6.15 Additional Borrowers. Cause each Wholly-Owned Subsidiary of Parent which is not then a Borrower and which holds a Revenue-Producing Property which becomes part of the Unencumbered Asset Pool, to execute and deliver a joinder agreement concurrently with the addition of such Revenue-Producing Property to the Unencumbered Asset Pool.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnity obligations) shall remain unpaid or unsatisfied, or any Letter of Credit (unless a replacement letter of credit or cash collateral reasonably satisfactory to the L/C Issuer has been provided to the L/C Issuer shall remain outstanding, each Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

  7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

    inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

    Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

    defects and irregularities in title to any Property which would not reasonably be expected to result in a Material Adverse Effect;

    easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property in the ordinary course;

    easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property in the ordinary conduct of the business of the applicable Person;

    rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use of any Property;

    rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

    present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property in the ordinary conduct of the business of the applicable Person;

    statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business (but not in connection with the incurrence of any Indebtedness) with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

    covenants, conditions, and restrictions affecting the use of Property which may not give rise to any Lien against such Property in the ordinary conduct of the business of the applicable Person;

    rights of tenants as tenants only under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

    Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

    Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

    Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (including Liens securing surety or performance bonds);

    Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

    Liens consisting of deposits of Property to secure statutory obligations of Borrowers;

    Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture;

    other nonconsensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not individually involve amounts in excess of $2,000,000 or in the aggregate involve amounts in excess of $5,000,000; and

    Liens securing Secured Debt not prohibited by this Agreement.

  7.02 Investments. Make any Investments, except:

    Investments held by any Borrower or any of its Subsidiaries in the form of Cash, Cash Equivalents or short-term marketable securities;

    advances to officers, directors and employees of any Borrower or any of its Subsidiaries for travel, entertainment, relocation and similar ordinary business purposes

    Investments of the Borrowers in any Subsidiary or any other Borrower, Investments of any Subsidiary in the Borrowers or in another Subsidiary and Investments in any Person that, as a result of or in connection with such Investment, becomes or will become a Subsidiary of a Borrower;

    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

    Investments in Real Property of the Borrower and their Subsidiaries consisting of improved real estate property used principally for office, office/laboratory, research, or manufacturing/warehouse purposes (and appurtenant amenities);

    Investments in Real Property of the Borrower and their Subsidiaries consisting of (i) Development Investments, (ii) undeveloped land without improvements, or (iii) any other Real Property, other than an improved real estate property used principally for office, office/laboratory, research, or manufacturing/warehouse purposes (and appurtenant amenities); provided that as of the most recently ended fiscal quarter, the book value of such Investments may not exceed 25% of the Adjusted Tangible Assets. To determine such book value of Investments described in this Section 7.02(f) which are not owned 100%, directly or indirectly, by Parent or any of its Subsidiaries, the book value of such Investment shall be adjusted by multiplying the same by the Parent's or such Subsidiaries' interest therein during the fiscal quarter of the Parent ending as of the date of determination of such book value;

    Investments in Development Investments, provided that at any time the aggregate cost (assuming full completion thereof) as of the date of computation of acquiring the applicable Real Property and developing, constructing, renovating, rehabilitating and leasing the improvements thereon does not exceed 20% of the Adjusted Tangible Assets as of the most recently ended fiscal quarter;

    Investments not otherwise permitted under this Section 7.02 (but subject in all events to the limitations of Sections 7.02(f) and (g)), provided that the aggregate outstanding amount of the Investments pursuant to this Section 7.02(h) shall not exceed 15% of the Adjusted Tangible Assets as of the most recently-ended fiscal quarter; and

  (i) Guarantees by any Borrower or any Subsidiary in respect of Indebtedness not prohibited hereunder.

  7.03 Omitted.

  7.04 Fundamental Changes. Merge or consolidate with or into another Person, except that, so long as no Default or Event of Default exists or would result therefrom, Borrowers may merge or consolidate with or into one or more Borrowers, (ii) any Subsidiary may merge or consolidate with or into a Borrower or another Subsidiary or (iii) a merger or consolidation that does not result in a Change in Control shall be permitted.

  7.05 Omitted.

  7.06 Restricted Payments. With respect to any Borrower or any Wholly-Owned Subsidiary thereof, make any Restricted Payment except (A) so long as no Event of Default shall have occurred and be continuing or would result therefrom except unless expressly permitted or required by this Agreement, such Restricted Payment shall be permitted (i) in an amount not to exceed the amount which, when added to the amount of all other Restricted Payments paid in the same fiscal quarter and the preceding three fiscal quarters, would exceed 95% of Funds From Operations of Parent and its Wholly-Owned Subsidiaries for the four consecutive fiscal quarters ending prior to the fiscal quarter in which such Restricted Payment is paid, (ii) to the extent it relates to the retirement of Preferred Equity in an amount not to exceed any Exchange Proceeds so used notwithstanding the limitations set forth in clause (i), and (iii) with the proceeds of sales of property notwithstanding the limitation set forth in clause (i), and (B) in all events, Parent shall be permitted to pay the minimum Restricted Payment required under the Code to maintain and preserve Parent's status as a real estate investment trust under the Code, as evidenced by a certification of a Responsible Officer of Parent containing calculations in reasonable detail satisfactory to the Administrative Agent, if such Restricted Payment is greater than the amount set forth in clause (A) above; provided however, that if an Event of Default has occurred and is continuing, Borrowers and their Wholly-Owned Subsidiaries may only make the Restricted Payments in the minimum amount necessary to comply with Section 857(a) of the Code. Notwithstanding the foregoing, any Subsidiary of any Borrower, if such Subsidiary is not a Wholly-Owned Subsidiary, may declare and make Restricted Payments to its equityholders generally so long as such Borrower or its respective Subsidiary that owns the equity interest or interests in the Subsidiary making such Restricted Payments receives at least its proportionate share thereof (based upon its relative equity interests in the Subsidiary making such Restricted Payment) provided that if an Event of Default has occurred and is continuing, such Subsidiaries may only make Restricted Payments in the minimum amount necessary to comply with Section 857(a) of the Code.

  7.07 Change in Nature of Business. Make any material change in the principal nature of the business of Borrowers, such business being the acquisition, ownership, development and renovation of buildings for use as office or, with respect to the life science industry only, office/laboratory, research or manufacturing/warehouse properties.

  7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrowers or their respective Subsidiaries other than (a) salary, bonus, employee stock option, relocation assistance and other compensation arrangements with directors or officers in the ordinary course of business, (b) transactions that are fully disclosed to the board of directors of Parent and expressly authorized by a resolution of the board of directors of Parent which is approved by a majority of the directors not having an interest in the transaction, (c) transactions permitted by this Agreement, (d) transactions between or among Borrowers and Subsidiaries and (e) transactions on overall terms at least as favorable to Borrowers or their Subsidiaries as would be the case in an arm's length transaction between unrelated parties.

  7.09 Burdensome Agreements. Enter into any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting any Borrower's ability to pledge to Administrative Agent the Revenue-Producing Property within the Unencumbered Asset Pool. Borrowers and their respective Subsidiaries, shall take such actions as are necessary to preserve the right and ability of Borrowers to pledge to Administrative Agent for the benefit of Lenders those Revenue- Producing Properties without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrowers or any of their respective Subsidiaries. Borrowers shall, upon demand, provide to the Administrative Agent such evidence as the Administrative Agent may reasonably require to evidence compliance with this Section 7.09, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit a Borrower's ability to pledge to Administrative Agent Revenue-Producing Properties within the Unencumbered Asset Pool as security for the Obligations, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if Revenue-Producing Properties within the Unencumbered Asset Pool are pledged to Administrative Agent in the future as security for the Obligations.

  7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

  7.11 Financial Covenants.

    Permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.70:1.00;

    Permit the Secured Debt Ratio, as of the last day of any fiscal quarter, to exceed 0.45:1.00;

    Permit the Leverage Ratio, as of the last day of any fiscal quarter, to exceed 0.55:1.00;

    Permit Adjusted Tangible Net Worth, as of the last day of any fiscal quarter, to be less than the sum of (i) $456,000,000, plus (ii) 85% of the net issuance proceeds of all Equity Offerings from and after the Closing Date (excluding the amount of Exchange Proceeds); and

    Permit recourse Indebtedness (whether secured or unsecured) of Parent and its Subsidiaries (excluding the Obligations) to exceed an amount equal to 25% of Adjusted Tangible Assets as of the most recently ended fiscal quarter.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

  8.01 Events of Default. Any of the following shall constitute an Event of Default:

    Non-Payment. The Borrowers fail to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

    Specific Covenants. The Borrowers fail to perform or observe any term, covenant or agreement contained in any of Article VII; or

    Other Defaults. Any Borrower or Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 Business Days following written notice by Administrative Agent or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as such Borrower continues to diligently pursue cure of such Default but not in any event in excess of 60 Business Days; or

    Representations and Warranties. Any representation or warranty of Borrowers or any of their respective Subsidiaries made in any Loan Document, or in any certificate or other writing delivered by Borrowers or any of their respective Subsidiaries pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or

    Cross-Default. Any Borrower or any of their respective Subsidiaries (i) fails to pay (A) the principal, or any principal installment, of (1) any Indebtedness (other than Non-Recourse Debt) of $25,000,000 or more or (2) any Non-Recourse Debt individually or in the aggregate of $80,000,000 or more, (B) any guaranty of Indebtedness (other than Non-Recourse Debt) of $25,000,000 or more or (C) any guaranty of Non-Recourse Debt individually or in the aggregate of $80,000,000 or more, on its part to be paid, in each case when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any Indebtedness (other than Non-Recourse Debt) of $25,000,000 or more, or of any guaranty of Indebtedness (other than Non-Recourse Debt) of $25,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrowers or any such Subsidiary to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness (provided, that for the purpose of this clause (e), the principal amount of Indebtedness consisting of a Swap Contract shall be the amount which is then payable by the counterparty to close out the Swap Contract); or

    Insolvency Proceedings, Etc. Any Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

    Inability to Pay Debts; Attachment. (i) Any Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

    Judgments. There is entered against any Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

    ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers or their Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 5% of the combined total assets of such Borrowers or Subsidiaries as of the most recent fiscal quarter, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of 5% of the combined total assets of such Borrowers or Subsidiaries as of the most recent fiscal quarter; or

    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or relating to the satisfaction in full of all the Obligations (or cash collateralization in a manner reasonably satisfactory to the L/C Issuer with respect to outstanding Letters of Credit), ceases to be in full force and effect; or any Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or any Borrower denies that it has any liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

    Change of Control. There occurs any Change of Control.

  8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, (i) the Required Revolving Lenders with respect to Sections 8.02(a) and (c) below, and (ii) the Required Lenders with respect to Sections 8.02(b) and (d) below, take any or all of the following actions:

    declare the commitment of each Revolving Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

    require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

  provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

  8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

  First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

  Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

  Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

  Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

  Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

  Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

  ARTICLE IX.
  ADMINISTRATIVE AGENT

  9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Borrower shall have rights as a third party beneficiary of any of such provisions.

  9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

  9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or Required Revolving Lenders, as the case may be (or such other number, percentage or class of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or the L/C Issuer.

  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

  9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

  9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

  9.06 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrowers. The Required Lenders may remove the Administrative Agent from its capacity as Administrative Agent in the event of the Administrative Agent's willful misconduct or gross negligence. Upon receipt of any such notice of resignation or the removal of the Administrative Agent as Administrative Agent hereunder, the Required Lenders shall have the right (with the consent of the Borrowers provided there does not exist an Event of Default at such time), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrowers provided there does not exist an Event of Default at such time) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or the Required Lenders remove the Administrative Agent hereunder, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

  Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

  9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Swing Line Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swing Line Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

  9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Co-Documentation Agents, Co-Syndication Agents, or Arrangers listed on the cover page hereof or any additional titled agents which may be added thereto from time to time shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

  9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, indemnification, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, indemnification, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

  9.10 Collateral Matters. The Lenders, the Swing Line Lender and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion and the Administrative Agent hereby agrees:

    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (unless cash collateralized or supported by a letter of credit of manner satisfactory to the L/C Issuer), (ii) that is sold or to be sold as part of or in connection with any sale not prohibited hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

    to release a Borrower from liability for the Obligations in accordance with Section 10.21.

  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property.

  9.11 No Obligations of Borrowers. Nothing contained in this Article IX shall be deemed to impose upon Borrowers any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrowers shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrowers to the Administrative Agent for the account of the Lenders, Borrowers' obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

  ARTICLE X.
  MISCELLANEOUS

  10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the written concurrence of the Required Lenders) and the Borrowers, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (subject to Sections 2.14 and 2.15);

    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal or payment of interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby (subject to Section 2.14);

    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of the Borrowers to pay interest at the Default Rate or Letter of Credit Fees (subject to clause (i) of the second proviso to this Section 10.01) at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein);

    change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

    change any provision of this Section or the definition of "Required Lenders" or "Required Revolving Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

    release any Parent, Operating Partnership, QRS or ARE as a Borrower hereunder or substantially all of the other Borrowers; or

    impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Required Lenders having more than 66-2/3% of the Total Outstandings then in effect within each of the following classes of Commitments, Loans and/or other Credit Extensions: (i) the class consisting of the Revolving Commitments, and (ii) the class consisting of the Term Loan Commitments;

  and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) so long as the Revolving Commitments remain outstanding, no amendment, waiver or consent which has the effect of enabling the Borrowers to satisfy any condition to a Committed Borrowing contained in Section 4.02 hereof, which, but for such amendment, waiver or consent would not be satisfied, shall be effective to require the Revolving Lenders to make any additional Revolving Loan unless and until the Required Revolving Lenders shall consent thereto. Notwithstanding anything herein to the contrary, the Administrative Agent may with the approval of the Majority Lenders temporarily waive compliance by Borrowers with any condition, obligation or covenant contained in this Agreement or the Loan Documents (other than a failure to make a payment of any principal, interest or fee when due) for a period not to exceed ninety (90) days, provided, however, that any such condition, obligation or covenant so waived may not be consecutively waived after the expiration of such ninety (90) day period. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (subject to Section 2.14 and 2.15). Notwithstanding anything to the contrary contained herein, the Administrative Agent may, with the approval of the Required Lenders and at the Borrowers' request, increase the maximum aggregate amount of the increase in the Aggregate Commitments set forth in Section 2.15(a) to $100,000,000.00.

  10.02 Notices; Effectiveness; Electronic Communication.

    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

      if to the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

      if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

    Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers except to the extent resulting from the gross negligence or willful misconduct of Administrative Agent, the L/C Issuer, any Lender or any Related Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

  10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

  10.04 Expenses; Indemnity; Damage Waiver.

    Costs and Expenses. The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

    Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrowers or such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, and without limiting the obligation of the Borrowers to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent resulting from the gross negligence or willful misconduct of any Indemnitee.

    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefore (accompanied by reasonable back-up documentation).

    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

  10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

  10.06 Successors and Assigns.

    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that:

      except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent of the Borrowers and Administrative Agent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

      any assignment of a Revolving Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender and (unless an Event of Default has occurred and is continuing) Parent (on behalf of the Borrowers), which consent shall not be unreasonably withheld or delayed unless the Person that is the proposed assignee is itself a Revolving Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee, in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

    Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note, as applicable, to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of, and interest owing on, the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers' Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto (or permit any transfer or assignment of such Lender's right to such pledge or assignee).

    Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transactions Act.

    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Revolving Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an "SPC") the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days' notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days' notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

  10.07 Treatment of Certain Information; Confidentiality.

    Confidentiality. Each Lender and the Administrative Agent (each, a "Lender Party") hereby agrees for itself for Swing Line Lender and for L/C Issuer only that, except as specifically set forth herein, (i) such Lender Party shall not participate in or generate any press release or other release of information to the general public relating to the closing of the Loan without the prior written consent of the Borrowers, (ii) such Lender Party shall hold the Confidential Information in strict confidence in accordance with such Lender Party's customary procedures to prevent the misuse or disclosure of confidential information of this nature and in accordance with safe and sound banking practices, (iii) use the Confidential Information solely for the purposes of underwriting the Loan or acquiring an interest therein, carrying out such Lender Party's rights or obligations under this Agreement, in connection with the syndication of the Loan, the enforcement of the Loan Documents, or other internal examination, supervision or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, or as otherwise permitted by the terms of this Section 10.07 (collectively, "Permitted Purposes"), and (iv) not disclose the Confidential Information to any third party, except as expressly authorized in this Agreement or with prior written consent of Borrowers. Each Lender Party shall promptly notify Borrowers in the event that it becomes aware of any loss or unauthorized disclosure of any Confidential Information.

    Each Lender Party shall not have any obligations under this Agreement with respect to a specific portion of the Confidential Information if such Lender Party can demonstrate that such Confidential Information (i) was publicly available at the time it was disclosed to such Lender Party, (ii) became publicly available subsequent to the time it was disclosed to such Lender Party, (iii) was in or comes into a Lender Party's possession from a source not known to such Lender Party (after reasonable inquiry) to be in breach of an obligation of confidentiality owed to Borrowers in making such disclosure to such Lender Party, (iv) was in or comes into Lender Party's possession free of any obligation of confidence owed to the Borrowers at the time it was disclosed to them, or (v) was developed by the employees or agents of the Lender Party without the use of the Confidential Information.

    Disclosures. Any Lender Party or its legal counsel may disclose the Confidential Information (i) to Borrowers, other Lenders, the Administrative Agent or any of their respective legal counsel, (ii) to its auditors in connection with bank audits or regulatory officials having jurisdiction over such Lender Party, (iii) to its legal counsel who need to know the Confidential Information for the purposes of representing or advising the Lender Parties, (iv) with prior written notice to the Chief Executive Officer Parent, to its consultants, agents and advisors retained in good faith by such Lender Party with a need to know such information in connection with a Permitted Purpose, (v) as required by Law or legal process (subject to the terms below), or in connection with any legal proceeding to which that Lender Party and any of Borrowers are adverse parties, (vi) to another potential Lender or participant in connection with a disposition or proposed disposition to that Person of all or part of that Lender Party's interests hereunder or a participation interest in its Notes, and (vii) to its directors, officers, employees and affiliates that control, are controlled by, or are under common control with such Lender Party or its parent or otherwise within the corporate umbrella of such Lender Party who need to know the confidential information for purposes of underwriting the Loan or becoming a party to this Agreement, the syndication of the Loan, the administration, interpretation, performance or exercise of rights under the Loan Documents, the enforcement of the Loan Documents, or other internal supervision, examination or oversight of the transactions contemplated hereby as reasonably determined by such Lender Party, provided that any Person to whom any of the Confidential Information is disclosed is informed by such Lender Party of the strictly confidential nature of the Confidential Information, and such Persons described in clauses (b)(iv), (vi) and (vii) shall agree in writing to be bound by confidentiality restrictions at least as restrictive as those contained herein. Notwithstanding the foregoing, a Lender Party may disclose Confidential Information to the extent such Lender Party is requested or required by any Law or any order of any court, governmental, regulatory or self-regulatory body or other legal process to make any disclosure of or about any of the Confidential Information. In such event (except with respect to banking regulators or auditors), such Lender Party shall, if permitted by law, promptly notify Borrowers in writing so that Borrowers may seek an appropriate protective order or waive compliance with the provisions of this Agreement (provided that if a protective order or the receipt of a waiver hereunder has not been obtained, or if prior notice is not possible, and a Lender Party is, in the opinion of its counsel, compelled to disclose Confidential Information, such Lender Party may disclose that portion of the Confidential Information which its counsel advises it that such Lender Party is compelled to disclose, and provided further that in any event, such Lender Party will not oppose action by Borrowers to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.) Each Lender Party shall be liable (but only to the extent it is finally determined to have breached the provisions of this Section 10.07(b)) for any actions by such Lender Party (but not any other Person) which are not in accordance with the provisions of this Section 10.07(b).

    Notwithstanding anything herein to the contrary, Confidential Information shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or any Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, the Letters of Credit and transactions contemplated hereby.

    No Rights in Confidential Information. The Administrative Agent and each Lender recognizes and agrees that nothing contained in this Section 10.07 shall be construed as granting any property rights, by license or otherwise, to any Confidential Information (other than the Agreement or any amendments thereto or any related agreements), or to any invention or any patent, copyright, trademark, or other intellectual property right that has issued or that may issue, based on such Confidential Information (other than the Agreement or any amendments thereto or any related agreements). No Lender Party shall make, have made, use or sell for any purpose any product or other item using, incorporating or derived from any such Confidential Information; provided that the foregoing shall not limit or restrict in any way the creation, use or sale of banking or related services by any Lender Party.

    Survival. All Confidential Information provided by or on behalf of Borrowers during the term of this Agreement or any predecessor agreements shall remain confidential indefinitely and shall continue to receive that level of confidential treatment customarily provided by commercial banks dealing with confidential information of their borrower customers, subject, however, to the specific exceptions to confidential treatment provided herein. For a period of one year after the Termination Date, the affected Lender Party shall continue to make reasonable inquiry of any third party providing Confidential Information as to whether such third party is subject to an obligation of confidentiality owed to the Borrowers or their Subsidiaries and if such Lender Party obtains knowledge that such third party is violating a confidentiality agreement with Borrowers, such Lender Party shall treat the Confidential Information received from such third party as strictly confidential in accordance with the provisions of this Section 10.07. For purposes of this Section 10.07(d), the Termination Date shall mean the earlier of the termination of this Agreement or, with respect to a specific Lender Party, the date such Person no longer holds an interest in the Loan.

    Injunctive Relief. Each Lender Party hereby agrees that breach of this Section 10.07 will cause Borrowers irreparable damage for which recovery of damages would be inadequate, and that Borrowers shall therefore be entitled to obtain timely injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

    No Fiduciary Duty. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrowers.

    Separate Action. Borrowers covenant and agree not to, and hereby expressly waive any right to, raise as a defense, affirmative defense, set off, recoupment or otherwise against any Lender Party any claim arising from or relating to an alleged breach of this Section 10.07 in any action, claim or proceeding relating to a breach of the Loan Documents by Borrowers or other action to enforce or recover the Obligations, and covenant and agree that any claim against a Lender Party arising from or relating to an alleged breach of this Section 10.07 by a Lender Party shall only be asserted as an affirmative claim in a separate action against the applicable Lender Party.

  10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

  10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

  10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

  10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

  10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06 except as provided in this Section 10.13), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

    the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 3.04, 3.05 and 10.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

    such assignment does not conflict with applicable Laws.

  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

  10.14 Governing Law; Jurisdiction; Etc.

    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

    SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE CENTRAL DISTRICT OF CALIFORNIA AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CALIFORNIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

    WAIVER OF VENUE. THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

  10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

  10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

  10.17 Time of the Essence. Time is of the essence of the Loan Documents.

  10.18 Borrowers' Obligations. Each of the Borrowers represents, warrants, covenants and agrees as follows:

    Defenses. The obligations pursuant to the Loan Documents shall not be affected by any of the following: (i) the bankruptcy, disability, dissolution, incompetence, insolvency, liquidation, or reorganization of any Borrower; or (ii) the discharge, modification of the terms of, reduction in the amount of, or stay of enforcement of any or all liens and encumbrances or any or all obligations pursuant to the Loan Documents in any bankruptcy, insolvency, reorganization, or other legal proceeding or by law, ordinance, regulation, or rule (federal, state, or local).

    Rights of Administrative Agent. Subject to receiving any required consents of the Required Lenders or all of the Lenders, as may be required pursuant to applicable provisions of this Agreement, the Administrative Agent on behalf of the Lenders, may do the following acts or omissions from time to time without notice to or consent of any Borrower and without receiving payment or other value, nor shall the following acts or omissions affect, delay or impair any of the obligations pursuant to the Loan Documents or any or all liens and encumbrances: (i) the Administrative Agent may obtain collateral or additional collateral; (ii) the Administrative Agent may substitute for any or all collateral regardless of whether the same type or greater or lesser value; (iii) the Administrative Agent may release any or all collateral; (iv) the Administrative Agent may compromise, delay enforcement, fail to enforce, release, settle or waive any rights or remedies of the Administrative Agent as to any or all collateral; (v) the Administrative Agent may sell or otherwise dispose of any collateral in such manner or order as the Administrative Agent determines in accordance with the Loan Documents; (vi) the Administrative Agent may fail to perfect, fail to protect the priority of, and fail to ensure any or all liens or encumbrances; (vii) the Administrative Agent may fail to inspect, insure, maintain, preserve or protect any or all collateral; (viii) the Administrative Agent may obtain additional obligors for any or all obligations pursuant to the Loan Documents; (ix) the Administrative Agent may increase or decrease any or all obligations or otherwise change terms of any or all obligations in accordance with the Loan Documents; (x) the Administrative Agent may release any Borrower; (xi) Administrative Agent may compromise, delay enforcement, fail to enforce, release, settle or waive any obligations of any Borrower with the agreement of that Borrower; (xii) the Administrative Agent may make advances, or grant other financial accommodations to any Borrower; (xiii) the Administrative Agent may fail to file or pursue a claim in any bankruptcy, insolvency, reorganization or other proceeding as to any or all liens and encumbrances or any or all obligations; (xiv) the Administrative Agent may amend, modify, extend, renew, restate, supplement or terminate in whole or in part the obligation of any Borrower with the agreement of that Borrower; (xv) the Administrative Agent may take or fail to take any other action with respect to any Loan Document or any Borrower; and (xvi) the Administrative Agent may do any other acts or make any other omissions that result in the extinguishment of the obligation of any Borrower.

    Suretyship Waivers. Each Borrower waives any and all rights and benefits under California Civil Code Sections 2787-2855, inclusive and any other statutes or rules now or hereafter in effect and any other statutes or rules now or hereafter in effect that purport to confer specific rights upon or make specific defenses or procedures available to each Borrower.

    Information. Each Borrower represents and warrants to the Administrative Agent and Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Administrative Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrowers' financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations. Notwithstanding anything herein which may be construed to the contrary, the Administrative Agent shall have no obligation to provide to any Borrower any information concerning the performance of any other Borrower, the obligations pursuant to the Loan Documents, or the ability of any other Borrower to perform the obligations pursuant to the Loan Documents or any other matter, regardless of what information Administrative Agent may from time to time have.

    Waivers. Each Borrower waives, until payment in full of the Obligations, any and all present and future claims, remedies and rights against any other Borrower, any collateral and any other property, interest in property or rights to property of any other Borrower (A) arising from any performance hereunder, (B) arising from any application of any collateral, or any other property, interest in property or rights to property of any Borrower, or (C) otherwise arising in respect of the Loan Documents, regardless of whether such claims, remedies and rights arise under any present or future agreement, document or instrument or are provided by any law, ordinance, regulation or rule (federal, state or local) (including, without limitation, any and all rights of contribution, exoneration, indemnity, reimbursement, and subrogation and any and all rights to participate in the rights and remedies of Lenders against any Borrower).

    Joint and Several Liability of Borrowers.

      Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

      Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 10.18), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

      If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

      The Obligations of each Borrower under the provisions of this Section 10.18 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

      Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or Lenders, or any of them, under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or Lenders, or any of them, at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or Lenders, or any of them, in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or Lenders, or any of them, with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 10.18 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 10.18, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrower under this Section 10.18 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 10.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or the Administrative Agent or Lenders, or any of them. The joint and several liability of each Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Borrowers or Administrative Agent or Lenders, or any of them.

      The provisions of this Section 10.18 are made for the benefit of the Administrative Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Administrative Agent, or any Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 10.18 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.18 will forthwith be reinstated in effect, as though such payment had not been made.

      Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against the other Borrowers with respect to any payments to the Administrative Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, including without limitation, as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to the other Borrowers therefor.

  10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

  10.20 Hazardous Material Indemnity. Each of Borrowers hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrowers), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrowers or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrowers or any predecessor in title or any employees, agents, contractors or subcontractors of Borrowers or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Administrative Agent or the Lenders. Borrowers hereby acknowledge and agree that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrowers under this Section shall be unlimited corporate obligations of Borrowers and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrowers to any Indemnitee under this Section 10.20 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

  10.21 Release of Borrowers. Notwithstanding anything to the contrary contained in this Agreement, Parent may sell, assign, transfer or dispose of its interest in another Borrower (other than Operating Partnership) that is a Subsidiary of Parent, provided that on or before the closing of such sale the Borrower shall have delivered to the Administrative Agent a certification, together with such other evidence as Administrative Agent may require, that the Borrowers will be in compliance with all covenants in this Agreement after giving effect to such sale, assignment, transfer or other disposition, and provided further that from and after any such sale, the assets of such Borrower shall no longer be included within the Unencumbered Asset Pool. Administrative Agent shall promptly notify the Lenders of any such sale, assignment, transfer or other disposition permitted hereunder. In the event that the Borrower shall comply with the foregoing provisions, such Borrower shall be released from liability under this Agreement by the Administrative Agent. The Administrative Agent may also release a Borrower from liability if all of the Revenue-Producing Properties of such Borrower are sold or all of the Revenue-Producing Properties of such Borrower cease to be Unencumbered, provided that on or before the effective date of such release, the Borrowers shall have delivered to the Administrative Agent a certification, together with such other evidence as the Administrative Agent may require, that the Borrowers will be in compliance with all covenants in this Agreement after giving effect to such release.

[Signatures to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership

By: ARE-QRS Corp., a Maryland corporation, general partner

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

ARE-QRS CORP., a Maryland corporation

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

ARE ACQUISITIONS, LLC, a Delaware limited liability company

By: ARE-QRS Corp., a Maryland corporation,
managing member

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

ARE-215 COLLEGE ROAD, LLC
ARE-819/863 MITTEN ROAD, LLC
ARE-150/154 TECHNOLOGY PARKWAY, LLC
ARE-19 FIRSTFIELD ROAD, LLC
ARE-10150 OLD COLUMBIA, LLC
ARE-170 WILLIAMS DRIVE, LLC
ARE-3005 FIRST AVENUE, LLC
ARE-5 TRIANGLE DRIVE, LLC
ARE-50 WEST WATKINS MILL, LLC
ARE-279 PRINCETON ROAD, LLC
ARE-3770 TANSY STREET, LLC
ARE-10505 ROSELLE STREET, LLC
ARE-9363/9373/9393 TOWNE CENTRE, LLC
ARE-2425/2400/2450 GARCIA BAYSHORE, LLC
ARE-108 ALEXANDER ROAD, LLC
ARE-480 ARSENAL STREET, LLC
ARE-500 ARSENAL STREET, LLC
ARE-7030 KIT CREEK, LLC
ARE-6146 NANCY RIDGE, LLC
ARE-901/951 GATEWAY BOULEVARD LLC
ARE-770/784/790 MEMORIAL DRIVE, LLC
ARE-1201/1208 EASTLAKE AVENUE, LLC
ARE-1208 EASTLAKE AVENUE, LLC
ARE-EASTLAKE AVENUE NO. 3, LLC
ARE-HARBOR BAY NO. 4, LLC
ARE-NANCY RIDGE NO. 3, LLC
ARE-PORTER DRIVE, LLC
ARE-2625/2627/2631 HANOVER, LLC
ARE-SEATTLE NO. 10, LLC
ARE-NC REGION NO. 5, LLC
ARE-SD REGION NO. 17, LLC
ARE-SAN FRANCISCO NO. 17, LLC
ARE-MA REGION NO. 13, LLC
ARE-129/153/161 HILL STREET, LLC, each a Delaware limited liability company

By: Alexandria Real Estate Equities, L.P., a Delaware limited partnership, their sole member

By: ARE-QRS Corp., a Maryland
corporation, general partner

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

ARE-5 RESEARCH PLACE, LLC, a Maryland limited liability company
ARE-MARYLAND NO. 23, LLC, a Delaware limited liability company

By: Alexandria Real Estate Equities, L.P., a Delaware limited partnership, its managing member

By: ARE-QRS Corp., a Maryland corporation, general partner

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

ARE-MARYLAND NO. 25, LLC
ARE-MARYLAND NO. 26, LLC
ARE-MARYLAND NO. 27, LLC
BPG INDUSTRIAL PARTNERS II, LLC, each a Maryland limited liability company

By: Alexandria Real Estate Equities, L.P., a Delaware limited partnership, their sole member

By: ARE-QRS Corp., a Maryland corporation,
general partner

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

ARE-60 WESTVIEW, LLC
ARE-381 PLANTATION STREET, LLC, each a Delaware limited liability company

By: AREE-Holdings, L.P., a Delaware limited partnership, managing member

By: ARE-GP Holdings QRS Corp., a Delaware
corporation, general partner

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

ARE-PA REGION NO. 3, L.P.
ARE-PA REGION NO. 4, L.P.
ARE-702 ELECTRONIC DRIVE, L.P., each a Delaware limited partnership

By: AREE-Holdings, L.P., a Delaware limited partnership, general partner

By: ARE-GP Holdings QRS Corp., a Delaware
corporation, general partner

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

ARE-10933 NORTH TORREY PINES, LLC
ARE-11099 NORTH TORREY PINES, LLC, each a Delaware limited liability company

By: Alexandria Real Estate Equities, Inc., a Maryland corporation, their sole member

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

ARE-MARYLAND NO. 7 CORP., a Maryland corporation

By: Dean A. Shigenaga
Name: Dean A. Shigenaga
Title: Chief Financial Officer

Address for all the foregoing:
Alexandria Real Estate Equities, Inc.
135 N. Los Robles Avenue, Suite 250
Pasadena, California 91101
Attn: Mr. Joel S. Marcus, Chief Executive Officer
Telephone: (626) 578-0777
Telecopier: (626) 578-0770

BANK OF AMERICA, N.A.,
as Administrative Agent

By:Kathleen M. Carry
Name: Kathleen M. Carry
Title: Vice President

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer, and Swing Line Lender

By: Eric Nesset
Name:Eric Nesset
Title:Vice President

CITICORP NORTH AMERICA INC.

By: David Bouton
Name: David Bouton
Title: Vice President

COMMERZBANK AG NEW YORK AND GRAND
CAYMAN BRANCHES

By: Christian Berry Ralph C. Marra, Jr.
Name: Christian Berry Ralph C. Marra, Jr.
Title: Vice President Vice President

SOCIETE GENERALE

By:Scott Gosslee
Name: Scott Gosslee
Title: Director

EUROHYPO AG, NEW YORK BRANCH

By: Ben J. Marciano
Name: Ben J. Marciano
Title: Managing Director

By: Jonathan Hirshey
Name: Jonathan Hirshey
Title: Vice President

CITIZENS BANK OF RHODE ISLAND

By: Craig E. Schermerhorn
Name: Craig E. Schermerhorn
Title: Vice President

SUNTRUST BANK

By: Blake K. Thompson
Name: Blake K. Thompson
Title: Vice President

CALYON NEW YORK BRANCH

By:David P. Messing
Name: David P. Messing
Title: Director

By: Michael J. Vanderley
Name: Michael J. Vanderley
Title: Director

SOVEREIGN BANK

By: Katherine Felpel
Name: Katherine Felpel
Title: Assistant Vice President

THE BANK OF NOVA SCOTIA

By: Hamid Hussain
Name: Hamid Hussain
Title: Director

UNION BANK OF CALIFORNIA, N.A.

By: David B. Murphy
Name: David B. Murphy
Title: SVP/Regional Mgr

BANK OF THE WEST

By: Lynn Foster
Name: Lynn Foster
Title: Senior Vice President

By: Stacey R. Adler
Name: Stacey R. Adler
Title: Vice President

CHEVY CHASE BANK, F.S.B.

By: Frederick H. Denecke
Name: Frederick H. Denecke
Title: Vice President

AMSOUTH BANK

By: Lawrence Clark

Name: Lawrence Clark
Title: VP

LASALLE BANK NATIONAL ASSOCIATION

By: Stephen J. Shockey
Name: Stephen J. Shockey
Title: FVP

MIDFIRST BANK, a Federally Chartered Savings Association

By: Roger N. DiSalvatore, Jr.
Name: Roger N. DiSalvatore, Jr.
Title: Senior Vice President / Manager
Syndicated Lending

COMERICA BANK

By: James Graycheck
Name: James Graycheck
Title: Assistant Vice President

COMPASS BANK

By: Johanna Duke Paley
Name: Johanna Duke Paley
Title: Senior Vice President

MANUFACTURERS BANK, a California banking corporation

By: Manny Ahsan
Name: Manny Ahsan
Title: Vice President

FIRST HORIZON BANK, a Division of First Tennessee Bank, N.A.

By: J. Jordan O'Neill III
Name: J. Jordan O'Neill III
Title: Senior Vice President

CEDARS BANK

By: Steven Clark
Name: Steven Clark
Title: Vice President